EXECUTION COPY

EXHIBIT 10.1
CREDIT AGREEMENT
dated as of
May 29, 2007
among
ARCHSTONE-SMITH OPERATING TRUST,
as Borrower
and
ARCHSTONE-SMITH TRUST,
as Parent
and
MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent
and
the Lenders Party Hereto

MORGAN STANLEY SENIOR FUNDING, INC.
as Sole Lead Arranger and Sole Bookrunner

i

ii

EXHIBITS:
A — Officer’s Certificate
B — Request for Loan
C — Note
D — Legal Opinion
E — Assignment and Assumption
F — Parent Guaranty
G — Additional Guaranty
 iii

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (the “Agreement”) is made and entered into as of May 29, 2007, by and among ARCHSTONE-SMITH OPERATING TRUST, a Maryland real estate investment trust (the “Borrower”), ARCHSTONE-SMITH TRUST, a Maryland real estate investment trust, and the parent of the Borrower (the “Parent”), the financial institutions (the “Lenders”) which are now or may hereafter become signatories hereto and MORGAN STANLEY SENIOR FUNDING, INC., a Delaware Corporation, as administrative agent for the Lenders.
     WHEREAS, the Borrower desires to obtain Loans (as such term is hereinafter defined) from the Lenders; and
     WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make Loans to the Borrower, as provided for herein;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the adequacy of which is hereby acknowledged, the parties hereto hereby agree that the aforementioned recitals are true and correct and hereby incorporated herein and that the parties hereto hereby agree as follows:
Definitions.
     Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in Credit Documents have the meanings provided below.
     Acceptable Credit Rating shall mean a Credit Rating from two of Standard & Poor’s Rating Services, Moody’s Investors Service, Inc., or Fitch (one of which must be an S&P Rating or a Moody’s Rating) equal to a Credit Rating from Fitch, or an S&P Rating of BBB- or better, or a Moody’s Rating of Baa3 or better.
     Administrative Questionnaire shall mean an Administrative Questionnaire in a form supplied by the Agent.
     Affiliate shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
     Agent shall mean Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for itself and the Lenders hereunder, and any successor thereto under this Agreement.
     Annual Audited Financial Statements shall mean the annual financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flows, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with Generally Accepted Accounting Principles and accompanied by a report and opinion of independent certified public accountants satisfactory to the Agent, which shall state that such financial statements, in the opinion of such accountants, present fairly the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with Generally Accepted Accounting Principles. Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or, if in the opinion of such accountant any such Default exists, a description of the nature and status thereof. The Annual Audited Financial Statements shall be prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles.
     Annualized Net Operating Income shall mean with respect to any Real Property that has reached the Calculation Date, the annualized Net Operating Income for the first three full calendar quarters ending after the Calculation Date determined as follows: (i) with respect to the first full calendar quarter, the Net Operating Income for the first full calendar quarter multiplied by four (4), (ii) with respect to the second full calendar quarter after the Calculation Date, the sum of the Net Operating Income for the first full calendar quarter and the second full calendar quarter multiplied by two (2) and (iii) with respect to the third full calendar quarter after the Calculation Date, the sum of the Net Operating Income for the first full calendar quarter, the second full calendar quarter and the third full calendar quarter multiplied by one and one-third (1.333).
     Applicable Margin shall mean (a) if a Credit Rating is obtained from more than one agency, and one of the two highest Credit Ratings is an S&P Rating or a Moody’s Rating, the following percentage based on the corresponding Credit Rating which is the second highest, or (b) if one of the two highest Credit Ratings in clause (a) above is not an S&P Rating or a Moody’s Rating, the following percentage based on the corresponding S&P Rating or Moody’s Rating which is the highest, or (c) if only one Credit Rating is obtained, which must be an S&P Rating or a Moody’s Rating, the following percentage based on the corresponding S&P Rating or Moody’s Rating:
APPLICABLE MARGIN

APPLICABLE	EURODOLLAR RATE	BASE RATE
CREDIT RATING	BORROWING	BORROWING
A/A2 or better	0.325%	0
A-/A3	0.350%	0
BBB+/Baa1	0.400%	0
BBB/Baa2	0.500%	0
BBB-/Baa3	0.675%	0
Worse than BBB-/Baa3 or no Credit Rating	1.000%	0.25%
Each Applicable Margin shall be in effect whenever and for so long as the corresponding Credit Rating or no Credit Rating is in effect.
     Assignment and Assumption shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.5), and accepted by the Agent, in the form of Exhibit E or any other form approved by the Agent.
     Base Rate shall mean for any day a rate per annum equal to the Applicable Margin on that day plus the greater on a daily basis of (a) the Prime Rate for that day, or (b) the Federal Funds Effective Rate for that day plus one-half of one percent (1/2%).
     Base Rate Borrowing shall mean that portion of the principal balance of the Loans at any time bearing interest at the Base Rate.
     Borrower shall have the meaning set forth in the preamble hereto.
     Business Day shall mean a day other than (a) a day when the main office of the Agent is not open for business, or (b) a day that is a federal banking holiday in the United States of America.
     Calculation Date shall mean the beginning of the first full calendar quarter after the Stabilization Date.
     Capital Lease Obligations of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Generally Accepted Accounting Principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.
     Ceiling Rate shall mean, on any day, the maximum nonusurious rate of interest permitted for that day, if any. Without notice to the Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

     Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.
     Commitment shall mean the commitment of the Lenders to lend funds under Section 2.1 of this Agreement, as such Commitment may be decreased pursuant to the terms of this Agreement. The aggregate Commitment on the date hereof is $500,000,000.00.
     Construction Interest shall mean Borrower’s interest expense for the construction of projects, which is capitalized in accordance with Generally Accepted Accounting Principles.
     Credit Documents shall mean this Agreement, the Notes, any Guaranty, all instruments, certificates and agreements now or hereafter executed or delivered to the Agent or the Lenders pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
     Credit Rating shall mean the S&P Rating, the Moody’s Rating, or the rating assigned by Fitch to Borrower’s senior unsecured indebtedness.
     DC Holdings Entities shall mean Metropolitan Acquisition Finance LP, Smith Property Holdings Cronin’s Landing LP, Smith Property Holdings Crystal Towers LP, Smith Property Holdings One LP, Smith Property Holdings Two LP, Smith Property Holdings Three LP, Smith Property Holdings Four LP, Smith Property Holdings Five LP, Smith Property Holdings Six LP, Smith Property Holdings Seven LP, Smith Property Holdings Alban Towers LLC, First Herndon Associates LP, Smith Property Holdings One (DC) LP, Smith Property Holdings Two (DC) LP, Smith Property Holdings Three (DC) LP, Smith Property Holdings Kenmore LP, Smith Property Holdings Five (DC) LP, Smith Property Holdings Six (DC) LP, Smith Property Holdings Van Ness LP, Smith Property Holdings Consulate LLC and Smith Property Holdings Columbia Road LP, Smith Property Holdings 4411 Connecticut Avenue LLC, ASN Dupont LLC, ASN Hoboken I LLC, ASN Hoboken II LLC, Hacienda Cove LLC, Square 673 Apartments LLC, ASN Virginia Holdings LLC, ASN Ventura LLC, any Person formed for the purpose of acquiring Real Property to replace Real Property sold or otherwise disposed of by any of the foregoing Persons and any Person formed solely for the purpose of owning Real Property in the District of Columbia.
     Debt to Total Asset Value Ratio shall mean the ratio (expressed as a percentage) of (a) the sum of the Borrower’s and the Parent’s Indebtedness to (b) Total Asset Value.
     Disqualified Stock shall mean any of the Borrower’s capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, (b) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock, (c) is redeemable at the option of the holder of such stock, or (d) otherwise requires any payments by Borrower, in each case on or before the Maturity Date.
     Draw Period shall mean the period commencing on the Closing Date and ending on the earlier of (a) the date that is 90 days after the Closing Date and (b) the date on which the aggregate outstanding principal amount of Loans equals the amount of the Commitment (as the Commitment may have been reduced from time to time in accordance with Section 2.7).
     EBITDA shall mean an amount derived from (a) net income (including all net cash gains and losses on dispositions of Real Property in accordance with Generally Accepted Accounting Principles), including (without duplication) the Equity Percentage of EBITDA for the Borrower’s Unconsolidated Affiliates, plus (b) to the extent included in the determination of net income, depreciation, amortization, Interest Expense, income taxes, deferred taxes and other non-cash charges, minority interest, extraordinary losses, prepayment penalties and make-whole costs paid in connection with the prepayment of any Indebtedness, and payments made on Borrower’s preferred stock, minus (c) to the extent included in the determination of net income, any extraordinary gains, in each case, as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

     Equity Percentage shall mean the aggregate ownership interest of Borrower in each Unconsolidated Affiliate, which shall be calculated as Borrower’s economic ownership interest in such Person, reflecting Borrower’s share of income and expenses of such Person.
     Eurodollar Business Day shall mean a Business Day on which transactions in United States dollar deposits may be carried on in the London interbank dollar market.
     Eurodollar Interbank Rate shall mean, for each Interest Period, the rate of interest per annum, quoted by Agent at or before 11:00 a.m., London time (or as soon thereafter as practicable), on the date two (2) Eurodollar Business Days before the first day of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period by reference to the British Bankers Association Interest Settlement Rates for deposits in Dollars (as reflected on the applicable Telerate Screen). In the event that the rate is not ascertainable pursuant to foregoing provisions of this definition, the Eurodollar Interbank Rate shall be the average rounded upward if necessary to the next 1/100th of 1% of rates offered for such Interest Period to major banks in the London Interbank market by JPMorgan Chase Bank, N.A. at 11:00 a.m. London time on the date two (2) Eurodollar Business Days before the first day of such Interest Period. Each determination by Agent of the Eurodollar Interbank Rate shall be prima facie evidence thereof.
     Eurodollar Rate shall mean for any day a rate per annum equal to the sum of the Applicable Margin for that day plus the Eurodollar Interbank Rate in effect on the first day of the Interest Period for the applicable Eurodollar Rate Borrowing. Each Eurodollar Rate is subject to adjustments for reserves, insurance assessments and other matters as provided for in Section 3.5 hereof.
     Eurodollar Rate Borrowing shall mean that portion of the principal balance of the Loans at any time bearing interest at a Eurodollar Rate.
     Eurodollar Reserve Requirement shall mean, on any day, the cost incurred by a Lender as a reserve requirement (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to “Eurocurrency liabilities,” as currently defined in Regulation D, all as specified by any Governmental Authority, including but not limited to those imposed under Regulation D, because of that Lender making a Eurodollar Rate Borrowing available to the Borrower.
     Event of Default shall mean any of the events specified as an event of default in Section 7 of this Agreement, and Default shall mean any of such events, whether or not any requirement for notice, grace or cure has been satisfied.
     Facility Fee shall have the meaning provided in Section 2.6.
     Federal Funds Effective Rate shall to the extent necessary be determined by the Agent separately for each day and shall for each such day be a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for each such day (or if any such day is not a Business Day, for the next immediately preceding Business Day) by the Federal Reserve Bank of New York, or if the weighted average of such rates is not so published for any such day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.
     Fitch shall mean Fitch, Inc.
     Fixed Charge Coverage Ratio shall mean the ratio of (a) the Borrower’s EBITDA (calculated by adding the Parent’s Interest Expense) for the immediately preceding four (4) calendar quarters, less Unit Capital Expenditures, to (b) dividends of any kind or character or other proceeds paid or payable with respect to any Disqualified Stock, plus all of the Borrower’s and the Parent’s Interest Expense, plus all of the principal payable and principal paid on the Borrower’s and the Parent’s Indebtedness (but not including prepayment penalties and make-whole costs not included in the calculation of EBITDA) other than (i) any final scheduled principal payment on any Indebtedness which pays such Indebtedness in full, to the extent the amount of such scheduled principal payment is greater than the scheduled principal payment immediately preceding such final scheduled principal payment and (ii) scheduled principal payments on the Borrower’s and the Parent’s Indebtedness incurred prior to June 21, 2006 which has a rating from Standard & Poor’s Rating Services, Moody’s Investor Service, Inc. or Fitch which is the equivalent of BBB-/Baa3 or better at the time of issuance, in each case for the period used to calculate EBITDA.
     Funding Loss shall mean, with respect to (a) Borrower’s payment or prepayment of principal of a Eurodollar Rate Borrowing on a day other than the last day of the applicable Interest Period; (b) Borrower’s failure to borrow a Eurodollar Rate Borrowing on the date specified by Borrower; (c) Borrower’s failure to make any prepayment of the Loans (other than Base Rate Borrowings) on the date specified by Borrower; or (d) any cessation of a Eurodollar Rate to apply to the Loans or any part thereof pursuant to Section 3.5, in each case whether voluntary or involuntary, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain a Loan.
     Generally Accepted Accounting Principles shall mean, as to a particular Person, such accounting practice as, in the opinion of the independent accountants of recognized national standing regularly retained by such Person and acceptable to the Agent, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles shall mean those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Lenders or where a change therein has been concurred in by such Person’s independent auditors, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If there is a change in such accounting practice as to the Borrower that could affect the Borrower’s ability to comply with the terms of this Agreement, the parties hereto agree to review and discuss such changes in accounting practice and the terms of this Agreement for a period of no more than thirty (30) days with a view to amending this Agreement so that the financial measures of the Borrower’s operating performance and financial condition are substantially the same after such change as they were immediately before such change.
     Governmental Authority shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Agent, any Lender or the Borrower or their respective Property.
     Guaranty shall mean the Guaranty in the form attached hereto as Exhibit F executed by the Parent.
     Hedging Agreements shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.
     Historical Value shall mean the purchase price of Real Property (including improvements) and ordinary related purchase transaction costs, plus the cost of subsequent capital improvements made by the Borrower, less any provision for losses, all determined in accordance with Generally Accepted Accounting Principles. If the Real Property is purchased as a part of a group of properties, the Historical Value shall be calculated based upon a reasonable allocation of the aggregate purchase price by the Borrower, and consistent with Generally Accepted Accounting Principles.
     Indebtedness shall mean and include, without duplication (1) all obligations for borrowed money, except accrued interest and expenses that are not yet payable, (2) all obligations evidenced by bonds, debentures, notes or other similar agreements, (3) all obligations to pay the deferred purchase price of Property or services, except accrued expenses and trade accounts payable arising in the ordinary course of business, (4) all guaranties and endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others (provided that, where the guarantor is not the sole owner of the Person whose Indebtedness is guaranteed, and where the guaranty is of that portion of the Indebtedness remaining unpaid after the collection of the collateral for the Indebtedness, the amount guaranteed that is less than twenty-five percent (25%) of the Historical Value of said related collateral will not be included in the calculation of Indebtedness), (5) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in

Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed, (6) dividends or distributions of any kind or character or other proceeds payable with respect to any stock, except for dividends or distributions declared but not yet payable, (7) payments received in consideration for sale of Borrower’s stock when the amount of the stock so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver stock is not payable solely in stock of the Borrower, (8) all net obligations under Hedging Agreements (calculated on a mark-to-market basis as of the reporting date) other than Hedging Agreements related to interest rates or foreign currency rates on identified outstanding borrowed money Indebtedness, and (9) all Capital Lease Obligations of such Person. Indebtedness shall not include prepaid rents or security deposits made under leases. Indebtedness shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles, including (without duplication) the Equity Percentage of Indebtedness for the Borrower’s Unconsolidated Affiliates.
     Interest Expense shall mean all of a Person’s paid, accrued or capitalized interest expense on such Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), but excluding Construction Interest.
     Interest Options shall mean the Base Rate and the Eurodollar Rate, and “Interest Option” means either of them.
     Interest Payment Dates shall mean (a) for Base Rate Borrowings, the first (1st) day of each calendar month and the Maturity Date, and (b) for Eurodollar Rate Borrowings, the last day of each Interest Period.
     Interest Period shall mean, for each Eurodollar Rate Borrowing, a period commencing on the date such Eurodollar Rate Borrowing was made and ending on the numerically corresponding day which is, subject to availability, (a) one (1), two (2) or three (3) months thereafter, or (b) seven (7), fourteen (14) or twenty-one (21) days thereafter in connection with, or in anticipation of, payments of the Loans because of debt and/or equity sales by the Borrower, changes in the Lender Commitments, sales of major assets by the Borrower, or other similar reasons specifically approved by the Agent; provided that, (v) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (w) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the appropriate calendar month; (x) no Interest Period shall ever extend beyond the Maturity Date; and (y) Interest Periods shall be selected by Borrower in such a manner that the Interest Period with respect to any portion of the Loans which shall become due shall not extend beyond such due date .
     Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.
     Lender Commitment shall mean, for any Lender, the amount set forth opposite such Lender’s name on its signature page of this Agreement, or as may hereafter become a signatory hereto, as adjusted to reflect assignments or amendments made in accordance with this Agreement.
     Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment, negative pledge or other lien of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.
     Limiting Agreements shall mean any agreement, instrument or transaction, including, without limitation, a Person’s Organizational Documents, which has or may have the effect of prohibiting or limiting any Person’s ability to pledge assets in the Pool to secure Indebtedness.
     Loans shall mean the Loans described in Section 2.1 hereof. Loan shall mean any such Loan.

     Majority Lenders shall mean the Lenders with an aggregate amount in excess of fifty percent (50%) of the amount of the Commitment then outstanding, and after the Commitment has expired or terminated, shall mean Lenders with an aggregate amount in excess of fifty percent (50%) of the unpaid principal balance of the Loans.
     Material Adverse Change shall mean a change which could reasonably be expected to have a Material Adverse Effect.
     Material Adverse Effect means a material adverse effect on (a) the financial condition, or results of operations of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to perform its material obligations under the Credit Documents to which it is a party taken as a whole, (c) the validity or enforceability of such Credit Documents taken as a whole, or (d) the material rights and remedies of Lenders and Agent under the Credit Documents taken as a whole.
     Maturity Date shall mean December 31, 2007.
     Moody’s Rating shall mean the senior unsecured debt rating from time to time received by the Borrower from Moody’s Investors Service, Inc.
     Net Offering Proceeds shall mean (a) all cash or other assets received by the Parent or the Borrower as a result of (i) the sale of common shares of beneficial interest, preferred shares of beneficial interest, partnership interests, limited liability company interests or other ownership or equity interests in the Parent or the Borrower, or debt securities convertible into any of the foregoing ownership or equity interests, or (ii) the issuance or offering of any unsecured note, bond or debt instrument (other than borrowings under this Agreement or the Amended and Restated Credit Agreement, dated as of June 21, 2006 among the Borrower, the Parent, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto) and (b) all cash or other assets received by the Parent or the Borrower as a result of the issuance or offering of any secured note, bond or debt instrument, but only if the amount of such cash or other assets exceeds $25 million, less (in the case of either clause (a) or (b) above) customary costs and discounts of issuance paid by, or reserves required in connection therewith funded by, the Parent or the Borrower, as the case may be, and (in the case of clause (b) above only) less any principal amount of or premium on other existing secured debt refinanced with the proceeds thereof.
     Net Operating Income shall mean, for any income producing operating properties, the difference between (a) any cash rentals, proceeds and other income received from such Property (but excluding security or other deposits, or other income of an extraordinary and non-recurring nature) during the determination period, less (b) all cash costs and expenses (excluding interest expense and any expenditures that are capitalized in accordance with Generally Accepted Accounting Principles) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such Property during the determination period. Net Operating Income shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles, and including (without duplication) the Equity Percentage of Net Operating Income for the Borrower’s Unconsolidated Affiliates.
     Non-recourse Debt shall mean any Indebtedness the payment of which the Borrower or any of its Subsidiaries is not obligated to make other than to the extent of any security therefor.
     Notes shall mean the promissory notes of Borrower described in Section 2.1 hereof, any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor, and Note shall mean any one of them.
     Obligations shall mean, as at any date of determination thereof, the sum of (a) the outstanding principal amount of the Loans plus (b) all other liabilities, obligations and Indebtedness of any Party under any Credit Document.
     Occupancy Level shall mean the occupancy level of a Property that is leased to bona fide tenants paying rent under written leases, based on the average of the actual occupancy level for the immediately preceding three (3) months.

     Officer’s Certificate shall mean a certificate in the form attached hereto as Exhibit A.
     Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document and any and all future modifications thereof which are consented to by the Lenders.
     Parent shall have the meaning set forth in the preamble hereto.
     Parties shall mean all Persons other than the Agent or any Lender executing any Credit Document, and “Party” shall mean any one of same.
     Past Due Rate shall mean, on any day, a rate per annum equal to the Base Rate plus an additional two percent (2%) per annum, but in any event not to exceed the Ceiling Rate.
     Percentage shall mean the amount, expressed as a percentage, of each Lender Commitment as compared to the Commitment (the “Total Percentage”) set forth opposite the Lender’s name on its signature page of this Agreement, or as may hereafter become signatory hereto, as adjusted or amended in accordance with this Agreement. If the Commitment has terminated or expired, the Percentage shall be determined based on the aggregate outstanding principal amount of each Lender’s Loans, giving effect to any assignments, as compared to the aggregate outstanding principal amount of all Loans.
     Permitted Encumbrances shall mean (a) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of Real Property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use; (b) the following: (i) Liens for taxes not yet due and payable, or being diligently contested in good faith, or where no Material Adverse Effect could reasonably be expected to result from such nonpayment or the imposition of such Lien; or (ii) materialmen’s, mechanic’s, warehousemen’s and other like Liens arising in the ordinary course of business, securing payment of Indebtedness whose payment is not yet due, or that are being contested in good faith by appropriate proceedings diligently conducted, and for or against which the Borrower has established adequate reserves in accordance with Generally Accepted Accounting Principles; (c) Liens for taxes, assessments and governmental charges or assessments, or judgment Liens not released within thirty (30) days after filing, that are being contested in good faith by appropriate proceedings diligently conducted, and for or against which the Borrower has established adequate reserves in accordance with Generally Accepted Accounting Principles; (d) Liens on Real Property which are insured around or against by title insurance; (e) Liens securing assessments or charges payable to a property owner association or similar entity which assessments are not yet due and payable or are being diligently contested in good faith; (f) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and (g) Liens securing this Agreement and Indebtedness hereunder.
     Person shall mean any individual, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.
     Pool shall have the meaning given to it in Section 5.15(a).
     Pool Value shall mean the Value of the Pool.
     Prime Rate shall mean, as of a particular date, the prime rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective on the date such change is determined; which Prime Rate may not necessarily represent the Agent’s lowest or best rate actually charged to a customer.

     Proper Form shall mean in form and substance reasonably satisfactory to the Agent and the Majority Lenders.
     Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
     QRS Entities shall mean Smith One, Inc., Smith Two, Inc., Smith Three, Inc., Smith Four, Inc., Smith Five, Inc., Smith Six, Inc. and Smith Seven, Inc.
     Quarterly Unaudited Financial Statements shall mean the quarterly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such quarter and an income statement for such fiscal quarter, and for the fiscal year to date, a statement of cash flows for such quarter and for the fiscal year to date, subject to normal year-end adjustments, and a detailed listing of the Borrower’s Property and the Historical Value thereof, all setting forth in comparative form the corresponding figures for the corresponding fiscal period of the preceding year (or, in the case of the balance sheet, the end of the preceding fiscal year), prepared in accordance with Generally Accepted Accounting Principles except that the Quarterly Unaudited Financial Statements may contain condensed footnotes as permitted by regulations of the United States Securities and Exchange Commission, and certified as true and correct by a managing director, senior vice president, controller, co-controller or vice president of Borrower. The Quarterly Unaudited Financial Statements shall be prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles.
     Rate Designation Date shall mean 1:00 p.m., New York, New York time, on the date three (3) Eurodollar Business Days preceding the first day of any proposed Interest Period.
     Real Property shall mean, collectively, all interest in any land and improvements located thereon, together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by any Person.
     Redevelopment Property shall mean Real Property (a) that is in the process of being redeveloped or (b) with respect to any date of determination, whose redevelopment has been completed during the last twelve (12) months prior to any such date.
     Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member lenders of the Federal Reserve System.
     Request for Loan shall mean a written request for a Loan substantially in the form of Exhibit B.
     S&P Rating shall mean the senior unsecured debt rating from time to time received by the Borrower from Standard & Poor’s Rating Services.
     Secured Debt shall mean the Indebtedness of the Borrower or the Parent secured by a Lien, and any Indebtedness of any of the Borrower’s or the Parent’s Subsidiaries and Unconsolidated Affiliates owed to a Person not an Affiliate of the Borrower or the Parent or such Subsidiary.
     Secured Debt to Total Asset Value Ratio shall mean the ratio (expressed as a percentage) of Secured Debt to Total Asset Value.
     Sharing Event means (i) the occurrence of an Event of Default with respect to a Party under Section 7.1(h) or (i), or (ii) the acceleration of the maturity date of the Loans by the Agent upon the occurrence of an Event of Default.

     Stabilization Date shall mean, with respect to a property, the earlier of (a) eighteen (18) months after substantial completion of construction or development of a new construction or development property, and (b) the date on which the Occupancy Level is at least ninety-three percent (93%).
     Stated Rate shall, on any day, mean whichever of the Base Rate or the Eurodollar Rate has been designated and provided pursuant to this Agreement.
     Subsidiary shall mean, as to a particular parent entity, any entity of which more than fifty percent (50%) of the indicia of voting equity or ownership rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent entity, or by one or more of its other Subsidiaries.
     Super-Majority Lenders shall mean the Lenders with an aggregate amount of sixty-six and sixty-seven hundredths percent (66.67%) or more of the amount of the Commitment then outstanding, and after the Commitment has expired or terminated, shall mean Lenders with an aggregate amount of sixty-six and sixty-seven hundredths percent (66.67%) or more of the outstanding principal amount of the Loans.
     Taxes shall mean any tax, levy, impost, duty, charge or fee imposed by any Governmental Authority.
     Total Asset Value shall mean the sum of (without duplication) (a) the aggregate Value of all of the Real Property owned by the Borrower and its Subsidiaries on a consolidated basis plus (b) the amount of the Borrower’s cash and cash equivalents, excluding tenant security and other restricted deposits, plus (c) the total book value of all of the Borrower’s other assets not described in (a) or (b) above, excluding all intangibles and all equity investments in Unconsolidated Affiliates, plus (d) the Value of the Real Property, and cash and other assets of the type permitted, and as valued, in clauses (b) and (c) of this definition, owned by each of the Borrower’s Unconsolidated Affiliates, multiplied by the Equity Percentage for that Unconsolidated Affiliate, including gains on sales of assets to Unconsolidated Affiliates which must be deferred in accordance with Generally Accepted Accounting Principles. Total Asset Value shall be calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles.
     Unconsolidated Affiliate shall mean, in respect of any Person, any other Person that is an Affiliate of such Person and in whom such Person holds a voting equity or other ownership interest and whose financial results would not be consolidated under Generally Accepted Accounting Principles with the financial results of such other Person on the consolidated financial statements of such first mentioned Person.
     Unit Capital Expenditure shall mean, on an annual basis, an amount equal to the sum of (a) the result of (i) the number of apartment units contained in each completed, operating Real Property owned by Borrower and any Subsidiary as of the last day of each of the immediately preceding four (4) calendar quarters, divided by four (4), and multiplied by (ii) $200.00; plus (b) for Unconsolidated Affiliates, the result of (i) the amount in clause (a) above for Unconsolidated Affiliates, multiplied by (ii) the Equity Percentage for each Unconsolidated Affiliate.
     Value shall mean the sum of the following:
     (a) for Real Property, other than Redevelopment Property, (x) that has reached the Calculation Date and that Borrower has owned for the full determination period or (y) that Borrower has owned for more than twelve (12) months, the result of dividing (i) the aggregate Net Operating Income of the subject property (for the purposes of clause (x), (1) beginning with the Calculation Date until the end of the third full calendar quarter after the Calculation Date, based on the Annualized Net Operating Income for each such calendar quarter, and (2) beginning with the fourth full calendar quarter after the Calculation Date, based on the immediately preceding four (4) calendar quarter period), by six and three fourths percent (6.75%); plus
     (b) for Real Property that is completed but has not reached the Calculation Date, that has not been owned by Borrower for the full determination period, that has not been owned by Borrower for more than twelve (12) months, or that is Redevelopment Property, the Historical Value of the subject property; plus
     (c) for Real Property that is under construction or development, or that is undeveloped land, the Historical Value of the subject property.

The Loans.
     Advances. (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrower from time to time during the Draw Period not to exceed an amount at any one time outstanding equal to the difference between such Lender’s Lender Commitment and the outstanding principal amount of such Lender’s Loans. Each such request for a Loan shall be deemed a request for a Loan from each Lender equal to such Lender’s Percentage of the aggregate amount so requested, and such aggregate amount shall be in an amount at least equal to $1,000,000.00 and equal to a multiple of $100,000.00, or the difference between the Commitment and the aggregate outstanding principal amount of all Loans, whichever is less. Each repayment of the Loans shall be deemed a repayment of each Lender’s Loans equal to such Lender’s Percentage of the amount so repaid. The obligations of the Lenders hereunder are several and not joint, and the preceding two sentences will give rise to certain inappropriate results if special provisions are not made to accommodate the failure of a Lender to fund a Loan as and when required by this Agreement; therefore, notwithstanding anything herein to the contrary, (A) no Lender shall be required to make Loans at any one time outstanding in excess of such Lender’s Percentage of the Commitment, and (B) if a Lender fails to make a Loan as and when required hereunder and Borrower subsequently makes a repayment on the Loans, such repayment shall be split among the non-defaulting Lenders ratably in accordance with their respective Percentages until each Lender has its Percentage of all of the outstanding Loans, and the balance of such repayment shall be divided among all of the Lenders in accordance with their respective Percentages. The Loans shall be evidenced by Notes substantially in the form of Exhibit C attached hereto. Anything contained herein to the contrary notwithstanding, any amounts repaid or prepaid for any reason in respect of the Loans may not be reborrowed.
     (b) Borrower shall give the Agent notice of each borrowing of a Loan to be made hereunder as provided in Section 3.1, and the Agent shall deliver same to each Lender promptly thereafter. Not later than 12:00 noon (New York, New York time) on the date specified for each such borrowing of a Loan hereunder, each Lender shall make available the amount of the Loan, if any, to be made by it on such date to the Agent at the Agent’s principal office in New York, New York, in immediately available funds, for the account of Borrower. Such amounts received by the Agent will be held in Agent’s general ledger account. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by wiring or otherwise transferring, in immediately available funds not later than 1:00 p.m., New York, New York time, such amount to an account designated by the Borrower and maintained with Wells Fargo Bank, N.A. or any other account or accounts which the Borrower may from time to time designate to the Agent by a written notice as the account or accounts to which borrowings hereunder are to be wired or otherwise transferred.
     Payments.
          Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower hereunder, under the Notes and under the other Credit Documents shall be made in immediately available funds to the Agent at its principal office in New York, New York (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 1:00 p.m., New York, New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
          The Borrower hereby unconditionally promises to pay to the Agent, for the account of each Lender, the then aggregate unpaid principal amount of the Loans on the Maturity Date.
          The Borrower may, at its option, prepay the Loans, in whole or in part, without premium or penalty (other than any Funding Losses as provided below), at any time and from time to time by notifying the Agent in writing by 12:00 noon, New York, New York time, (i) on the proposed prepayment date in the case of Loans consisting of Base Rate Borrowings and (ii) at least two (2) Business Days prior to the proposed prepayment date in the case of Loans consisting of Eurodollar Rate Borrowings, in each case specifying the amount to be prepaid and the date of prepayment. Each such notice shall be irrevocable and the amount specified in such notice shall be due and payable on the date specified, together with accrued and unpaid interest to the date of such payment on the amount prepaid. Upon receipt of any such notice, the Agent shall promptly notify each Lender of the contents thereof. Partial prepayments of the Loans pursuant to this Section 2.2(c) shall be in an aggregate minimum principal amount of $5,000,000.00 or such amount plus a whole multiple of $1,000,000.00 in excess thereof, or, if less, the aggregate outstanding principal balance of all Loans. The Borrower shall pay any Funding Losses resulting from any optional prepayment pursuant to this Section 2.2(c).
          In the event, and on each occasion, that Net Offering Proceeds are received by the Parent or the Borrower in the form of cash, the Borrower shall (i) by 12:00 noon, New York, New York time, on the date that is one (1) Business Day after such Net Offering Proceeds are so received, deliver to the Agent a notice of the mandatory prepayment required pursuant to this Section 2.2(d), and (ii) on the date that is three (3) Business Days after such Net Offering Proceeds are so received, prepay the Loans in an aggregate principal amount equal to the lesser of (x) the aggregate amount of such Net Offering Proceeds so received in cash and (y) the aggregate outstanding principal amount of the Loans, in each case together with accrued and unpaid interest to the date of such payment on the amount prepaid. Upon receipt of any notice from the Borrower pursuant to the immediately preceding sentence, the Agent shall promptly notify each Lender of the contents thereof. If, and to the extent that, the aggregate outstanding principal amount of the Loans is less than the aggregate amount of such Net Offering Proceeds so received, the Commitment shall be reduced, on the date the mandatory prepayment under this Section 2.2(b) is required to be made, by an amount equal to the excess of the aggregate amount of such Net Offering Proceeds over the aggregate outstanding principal amount of the Loans, such reduction to be applied ratably to the Lender Commitment of each Lender based on its Percentage. The Borrower shall pay any Funding Losses resulting from any mandatory prepayment pursuant to this Section 2.2(d).
          The Borrower may, at the time of making each payment hereunder, under any Note or under any other Credit Document, specify to the Agent the Loans or other amounts payable by the Borrower hereunder or thereunder to which such payment is to be applied (and in the event that it fails so to specify, such payment shall be applied to the Loans or, if no Loans are outstanding, to other amounts then due and payable, provided that if no Loans or other amounts are then due and payable or an Event of Default has occurred and is continuing, the Agent may apply such payment to the Obligations in such order as it may elect in its sole discretion, but subject to the other terms and conditions of this Agreement, including without limitation Section 2.3 hereof). Each payment received by the Agent hereunder, under any Note or under any other Credit Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds. If the Agent receives a payment for the account of a Lender prior to 1:00 p.m., New York, New York time, such payment must be delivered to the Lender on that same day and if it is not so delivered due to the fault of the Agent, the Agent shall pay to the Lender entitled to the payment the interest accrued on the amount of the payment pursuant to said Lender’s Note from the date the Agent receives the payment to the date the Lender received the payment.
          If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day or a Eurodollar Business Day, as the case may be, the due date for such payments shall be extended to the next succeeding Business Day or Eurodollar Business Day, respectively, and interest shall be payable for any principal so extended for the period of such extension; provided, however, that with respect to Eurodollar Rate Borrowings if such extension would cause the Eurodollar Business Day of payment to fall in another calendar month, the payment shall be due on the Eurodollar Business Day next preceding the due date of the payment.
          All payments by the Borrower hereunder or under any other Credit Documents shall be made free and clear of and without deduction for or on account of any Taxes, including withholding and other charges of any nature whatsoever imposed by any taxing authority excluding in the case of each Lender taxes imposed on or measured by its net income or franchise taxes imposed in lieu of net income taxes by the jurisdiction in which it is organized or through which it acts for purposes of this Agreement. If any withholding or deduction from any payment to be made to, or for the account of, a Lender by the Borrower hereunder or under any other Credit Document is required in respect of any Taxes pursuant to any applicable law, rule, or regulation, then the Borrower will (i) pay to the relevant authority the full amount required to be so withheld or deducted; (ii) to the extent available, promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and (iii) pay to the Agent, for the account of each affected Lender, such additional amount or amounts as are necessary to ensure that the net amount actually received by such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. Each Lender shall determine such additional amount or amounts payable to it (which determination shall, in the absence of manifest error, be conclusive and binding on the Borrower). If a Lender becomes aware that any such withholding or deduction from any payment to be made by the Borrower hereunder or under any other Credit Document is required, then such Lender shall promptly notify the Agent and the Borrower thereof stating the reasons therefor and the additional amount required to be paid under this Section. Each Lender shall execute and deliver to the Agent and Borrower such forms as it may be required to execute and deliver pursuant to subsection (h) below. To the extent that any such withholding or deduction results from the failure of a Lender to provide a form required by subsection (h) below (unless such failure is due to some prohibition under applicable Legal Requirements), the Borrower shall have no obligation to pay the additional amount required by clause (iii) above. Anything in this Section notwithstanding, if any Lender elects to require payment by the Borrower of any material amount under this Section, the Borrower may, within 60 days after the date of receiving notice thereof and so long as no Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination the Borrower shall (1) if the Agent and each of the other Lenders shall consent, pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination or (2) have arranged for another institution approved by the Agent (such approval not to be unreasonably withheld) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 9.5; provided further that, prior to substitution for any Lender, the Borrower shall have given written notice to the Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments pro rata based on their Lender Commitments in order to replace the affected Lender in lieu of such substitution.
          With respect to each Lender which is organized under the laws of a jurisdiction outside the United States, on the day of the initial borrowing from each such Lender hereunder and from time to time thereafter if requested by the Borrower or the Agent, such Lender shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to such Lender and the Agent indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty. Unless the Borrower and the Agent shall have received such forms or such documents indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.
     Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1(a) hereof shall be made ratably from the Lenders on the basis of their respective Percentages; (b) each payment of the Facility Fee shall be made for the account of the Lenders, and shall be applied, pro rata, according to the Lenders’ respective Lender Commitment; and (c) each payment by the Borrower of principal or interest on the Loans, of any other sums advanced by the Lenders pursuant to the Credit Documents, and of any other amount owed to the Lenders other than the Facility Fee, or any other sums designated by this Agreement as being owed to a particular Lender, shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by the Lenders.
     Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available by the Agent together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) the Base Rate for such period plus the Applicable Margin if the recipient returning a Required Payment is the Borrower, or (b) the Federal Funds Effective Rate for such period if the recipient returning a Required Payment is the Agent or a Lender.
     Sharing of Payments, Etc. The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of the Borrower at any of its offices, against any principal of or interest on any of such Lender’s Loans to the Borrower hereunder, or other Obligations of the Borrower hereunder, which is not paid (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, or other Obligation then due to such Lender hereunder, through the exercise of any right of set-off, banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders portions of the Loans made or other Obligations held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Obligations then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
     Facility Fees. The Borrower shall pay a facility fee (the “Facility Fee”) to the Agent for the account of each Lender equal to the following percentage per annum multiplied by (i) during the Draw Period, the Commitment (as it may be reduced from time to time in accordance with this Agreement), and (ii) after the end of the Draw Period, the aggregate outstanding principal amount of all Loans, which will be in effect whenever and for so long as the Borrower has received the corresponding Credit Rating (the method of determining the Credit Rating based on multiple ratings to be the same as set forth and used to determine the Credit Rating for the definition of Applicable Margin):

CREDIT RATING	FACILITY FEE
A-/A3 or better	0.100%
BBB+/Baa1	0.125%
BBB/Baa2	0.150%
BBB-/Baa3	0.200%
If the Credit Rating is worse than BBB-/Baa3, or if there is no Credit Rating, then for that calendar quarter and for so long thereafter as the Credit Rating is worse than BBB-/Baa3 or if there is no Credit Rating, the Facility Fee will be equal to the daily unused amount of the Commitment multiplied by 0.250% per annum. The Facility Fee is payable in arrears on or before the tenth (10th) day of each January, April, July and October prior to termination or expiration of the Commitment, and on demand thereafter. The Facility Fee shall not be refundable (except as required by Section 3.1(c) of this Agreement). Any portion of the Facility Fee which is not paid by the Borrower when due shall bear interest at the Past Due Rate from the date due until the date paid by the Borrower. The Fee shall be calculated on the actual number of days elapsed in a year deemed to consist of 360 days.
     Reduction of Commitment.
          Unless previously terminated, the Commitment shall terminate at the end of the Draw Period.
          The Borrower may from time to time reduce or terminate the Commitment; provided that (i) each reduction in the Commitment shall be a minimum of $50,000,000, and (ii) no reduction in the Commitment will be allowed if a Default is then in existence.
          The Borrower shall notify the Agent of any election to reduce the Commitment under Section 2.7(b) at least two (2) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered pursuant to this Section shall be irrevocable. Any reduction of the Commitment shall be permanent. Each reduction in the Commitment shall be made ratably among the Lenders in accordance with their respective Lender Commitments.
          Unless previously terminated, the Commitment shall be automatically reduced by the aggregate principal amount of any prepayment of the Loans.

          Unless previously terminated, the Commitment shall be mandatorily reduced as, and to the extent, provided in Section 2.2 (d).
          Any reduction of the Commitment pursuant to this Section 2.7 shall be permanent and shall be made ratably among the Lenders in accordance with their respective Lender Commitments.
     Additional Guarantees. From time to time, certain of the direct or indirect owners of legal interests in the Borrower may request to guarantee collection of the unpaid balance of the Loans remaining after application of other recoveries against the Loans by the Agent and the Lenders. If the Borrower notifies the Agent of such a guarantee request and (a) supplies the Agent with the Organizational Documents of the proposed guarantor and any other information regarding the proposed guarantor as reasonably requested by the Agent or any of the Lenders, including any information that the Agent is required to obtain for any guarantor pursuant to applicable Legal Requirements, and (b) so long as the acceptance of the guarantee from the proposed guarantor does not violate any Legal Requirement applicable to the Agent or any of the Lenders, the Agent agrees, on behalf of the Lenders, to accept a guarantee from such proposed guarantor in the form attached hereto as Exhibit G.
Conditions.
     All Loans. The obligation of any Lender to make any Loan is subject to the accuracy of all representations and warranties of the Borrower on the date of such Loan, to the performance by the Borrower of its obligations under the Credit Documents and to the satisfaction of the following further conditions: (a) the Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Loan (i) by 12:00 noon, New York, New York time, one (1) Business Day before the date (which shall also be a Business Day) of the proposed Loan which is to be a Base Rate Borrowing, or (ii) by the Rate Designation Date of the proposed Loan which is to be a Eurodollar Rate Borrowing; and (2) such other documents as the Agent may reasonably require to satisfy itself or the request of any Lender; (b) no Default or Event of Default shall have occurred and be continuing; (c) the making of the Loan shall not be prohibited by any Legal Requirement (in which event the applicable portion of the Facility Fee will not be charged to the Borrower); (d) the Borrower shall have paid all legal fees and expenses of the type described in Section 5.10 hereof through the date of such Loan; and (e) the Agent shall have received an Officer’s Certificate certifying the information set forth therein as of the end of the immediately preceding fiscal quarter.
     First Loan. In addition to the matters described in Section 3.1 hereof, the obligation of the Lenders to make the first Loan under this Agreement is subject to the receipt by the Lenders of each of the following, in Proper Form: (a) the Note, executed by the Borrower; (b) the Guaranty, executed by the Parent; (c) a separate certificate executed by each of the Secretary of the Borrower and the Secretary of the Parent dated as of the date hereof; (d) a separate certificate from the Secretary of State or other appropriate public official of Maryland as to the continued existence and good standing of each of the Parent and the Borrower; (e) a legal opinion from independent counsel for the Parent and the Borrower as to the matters set forth on Exhibit D acceptable to the Lenders; and (f) an Officer’s Certificate in the form of Exhibit A as of the end of the immediately preceding fiscal quarter; and to the further condition that, at the time of the initial Loan, all legal matters incident to the transactions herein contemplated shall be satisfactory to Davis Polk & Wardwell, counsel for the Agent.
     Interest Options Available. The outstanding principal balance of the Notes shall bear interest at the Base Rate; provided, that (1) all past due amounts, both principal and accrued interest, shall bear interest at the Past Due Rate, and (2) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balance of the Notes from time to time outstanding bear interest at a Eurodollar Rate. The records of the Lenders with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be prima facie evidence thereof. Interest on the Loans shall be calculated at the Base Rate except where it is expressly provided pursuant to this Agreement that a Eurodollar Rate is to apply.
     Designation and Conversion. Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof. Provided no Event of Default has occurred and is continuing and subject to the provisions of Section 3.5, Borrower may elect to have a Eurodollar Rate apply or continue to apply to all or any portion of the principal balance of the Notes. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balance of the Notes. The Interest Options shall be designated or converted in the manner provided below:
          Borrower shall give Agent a Request for Loan. Each such written notice shall specify the amount of Loan which is the subject of the designation, if any; the amount of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion; and the Interest Period, if any, selected by Borrower. The Request for Loan shall be irrevocable and shall be given to Agent no later than the applicable Rate Designation Date. The Agent shall promptly deliver the Request for Loan to the Lenders.
          No more than twelve (12) Eurodollar Rate Borrowings with twelve (12) Interest Periods shall be in effect at any time.
          Each designation or conversion of a Eurodollar Rate Borrowing shall occur on a Eurodollar Business Day.
          Except as provided in Section 3.5 hereof, no Eurodollar Rate Borrowing shall be converted on any day other than the last day of the applicable Interest Period.
          Unless a Request for Loan to the contrary is received as provided in this Agreement, each Eurodollar Rate Borrowing will convert to a Base Rate Borrowing after the expiration of the Interest Period.
     Special Provisions Applicable to Eurodollar Rate Borrowings.
          If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Lenders with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority shall at any time make it unlawful or impossible for any Lender to permit the establishment of or to maintain any Eurodollar Rate Borrowing, the commitment of the Lenders to establish or maintain such Eurodollar Rate Borrowing shall forthwith be suspended until such condition shall cease to exist and Borrower shall forthwith, upon demand by Agent to Borrower, (1) convert the Eurodollar Rate Borrowing with respect to which such demand was made to a Base Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate the Lenders for any additional cost or expense which the Lenders may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which the Lenders may incur as a result of such conversion. If, when Agent so notifies Borrower pursuant to this Section 3.5(a) that an adoption of or change in Legal Requirements has occurred with the effects described herein, Borrower has given a Request for Loan specifying a Eurodollar Rate Borrowing but the selected Interest Period has not yet begun, such Request for Loan shall be deemed to be of no force and effect, as if never made, and the balance of the Loans specified in such Request for Loan shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.
          If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive of general applicability (whether or not having the force of law) of any central bank or Governmental Authority shall at any time as a result of any portion of the principal balance of the Notes being maintained on the basis of a Eurodollar Rate:
(1)	subject any Lender (or make it apparent that any Lender is subject) to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any Eurodollar Rate Borrowing or other amount due hereunder, other than income and franchise taxes of the United States and its political subdivisions; or

(2)	change the basis of taxation of payments due from Borrower to any Lender under any Eurodollar Rate Borrowing (otherwise than by a change in the rate of taxation of the overall net income of a Lender); or

(3)	impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable interest rate), special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by any Lender, or against deposits or accounts in or for the account of any Lender, or against loans made by any Lender, or against any other funds, obligations or other property owned or held by any Lender; or

(4)	impose on any Lender any other condition regarding any Eurodollar Rate Borrowing;
and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such Eurodollar Rate Borrowing, or reduce the amount of principal or interest received by any Lender, then, upon demand by Agent, Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts which shall compensate such Lender for such increased cost or reduced amount. Agent will promptly notify Borrower in writing of any event which will entitle any Lender to additional amounts pursuant to this paragraph. A Lender’s determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be prima facie evidence thereof. Borrower shall have the right, if it receives from Agent any notice referred to in this paragraph, upon three Business Days’ notice to Agent, either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the Eurodollar Rate Borrowing which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate a Lender for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any Lender may incur as a result of such repayment or conversion.
          If for any reason with respect to any Interest Period Agent shall have determined (which determination shall be prima facie evidence thereof) that:
(1) Agent is unable through its customary general practices to determine any applicable Eurodollar Rate, or
(2) by reason of circumstances affecting the applicable market generally, Agent is not being offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable Eurodollar Rate Borrowing requested by Borrower, or
(3) any applicable Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of making and maintaining such Eurodollar Rate Borrowing hereunder for any proposed Interest Period, then Agent shall give Borrower notice thereof and thereupon, (A) any Request for Loan previously given by Borrower designating the applicable Eurodollar Rate Borrowing which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Request for Loan requesting the applicable Eurodollar Rate shall be deemed a request for a Base Rate Borrowing, and any applicable Eurodollar Rate Borrowing then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing.
          Borrower shall indemnify the Agent and each Lender against and hold the Agent and each Lender harmless from any Funding Loss. The indemnification in this Section 3.5(d) shall survive the payment of the Notes. A certificate as to any additional amounts payable pursuant to this subsection and setting forth the reasons for the Funding Loss submitted by Agent to Borrower shall be prima facie evidence thereof.

          The Borrower shall pay to the Agent or a Lender the Eurodollar Reserve Requirement incurred by that Lender within thirty (30) days after written demand by Agent to the Borrower. The demand setting forth the Eurodollar Reserve Requirement shall be prima facie evidence thereof.
     Funding Offices; Adjustments Automatic. Any Lender may, if it so elects, fulfill its obligation as to any Eurodollar Rate Borrowing by causing a branch or affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to, or for the account of, any branch office or affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or affiliate. Without notice to Borrower or any other person or entity, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement.
      Funding Sources, Payment Obligations. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurodollar Rate Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the interest rate for such Interest Period. Notwithstanding the foregoing, Funding Losses, increased costs and other obligations relating to Eurodollar Rate Borrowings described in Section 3.5 of this Agreement will only be paid by the Borrower as and when actually incurred by the Lenders.
     Mitigation, Non-Discrimination. Each Lender will notify the Borrower through the Agent of any event occurring after the date of this Agreement which will require or enable such Lender to take the actions described in Sections 3.5(a) or (b) of this Agreement as promptly as practicable after it obtains knowledge thereof and determines to request such action, and (if so requested by the Borrower through the Agent) will designate a different lending office of such Lender for the applicable Eurodollar Rate Borrowing or will take such other action as the Borrower reasonably requests if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need for, or reduce the amount of, such action and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender will have no obligation to designate a different lending office which is located in the United States of America).
          None of the Lenders shall be able to pass through to the Borrower changes and costs under Section 3.5 of this Agreement on a discriminating basis, such that such changes and costs are not also passed through by each Lender to other customers of such Lender similarly situated where such customer is subject to documents providing for such pass through.
          If any Lender elects under Section 3.5 of this Agreement to suspend or terminate the availability of Eurodollar Rate Borrowings for any material period of time, and the event giving rise to such election is not generally applicable to all of the Lenders, the Borrower may within sixty (60) days after notification of such Lender’s election, and so long as no Event of Default is then in existence, either (i) demand that such Lender, and upon such demand, such Lender shall promptly, assign its Lender Commitment to another financial institution subject to and in accordance with the provisions of Section 9.5 of this Agreement for a purchase price equal to the unpaid balance of principal, accrued interest, the unpaid balance of the Facility Fee and expenses owing to such Lender pursuant to this Agreement, or (ii) pay such Lender the unpaid balance of principal, accrued interest, the unpaid balance of the Facility Fee and expenses owing to such Lender pursuant to this Agreement, whereupon, such Lender shall no longer be a party to this Agreement or have any rights or obligations hereunder or under any other Credit Documents, and the Commitment shall immediately and permanently be reduced by an amount equal to the Lender Commitment of such Lender.

Representations and Warranties.
     To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Agent and the Lenders as follows:
     Organization. The Borrower is duly organized, validly existing and in good standing as a real estate investment trust under the laws of the state of Maryland; has all power and authority to conduct its business as presently conducted; and is duly qualified to do business and in good standing in every state where the location of its Property requires it to be qualified to do business, unless the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
     Financial Statements. The financial statements delivered to the Agent fairly present, in accordance with Generally Accepted Accounting Principles (provided, however, that the Quarterly Unaudited Financial Statements are subject to normal year-end adjustments and may contain condensed footnotes as permitted by regulations of the United States Securities and Exchange Commission), the financial condition and the results of operations of the Borrower as at the dates and for the periods indicated. No Material Adverse Change has occurred since the dates of such financial statements. The Borrower is not subject to any instrument or agreement which would materially prevent it from conducting its business as it is now conducted or as it is contemplated to be conducted.
     Enforceable Obligations; Authorization. The Credit Documents are legal, valid and binding obligations of the Parties, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of the Credit Documents have all been duly authorized by all necessary action; are within the power and authority of the Parties; do not and will not contravene or violate any Legal Requirement or the Organizational Documents of the Parties; do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which the Parties or any of their respective Property may be bound or affected, except where such breach or default could not reasonably be expected to have a Material Adverse Effect; and do not and will not result in the creation of any Lien upon any Property of any of the Parties except as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained except where the lack thereof could not reasonably be expected to have a Material Adverse Effect.
     Other Debt. The Borrower is not in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party which default could reasonably be expected to have a Material Adverse Effect.
     Litigation. There is no litigation or administrative proceeding pending or, to the knowledge of the Borrower, threatened against, or any outstanding judgment, order or decree affecting, the Borrower before or by any Governmental Authority which is not adequately covered by insurance or which, if determined adversely to the Borrower could reasonably be expected to have a Material Adverse Effect. The Borrower is not in default with respect to any judgment, order or decree of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect.
     Taxes. The Borrower has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained, those which are being contested in good faith and those for which the Borrower’s failure to file a return or pay could not reasonably be expected to have a Material Adverse Effect.
     Regulation U. None of the proceeds of any Loan or Letter of Credit will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose that would constitute this transaction a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
     Securities Act of 1933. Other than the Agent’s efforts in syndicating the Loans (for which the Agent is responsible) neither the Borrower nor any agent acting for it has offered the Notes or any similar obligation of the Borrower for sale to or solicited any offers to buy the Notes or any similar obligation of the Borrower from any

Person other than the Agent or any Lender, and neither the Borrower nor any agent acting for it will take any action which would subject the sale of the Note to the provisions of Section 5 of the Securities Act of 1933, as amended.
     No Contractual or Corporate Restrictions. The Borrower is not a party to, or bound by, any contract, agreement or charter or other corporate restriction materially and adversely affecting its business, Property, assets, operations or condition, financial or otherwise.
     Investment Company Act Not Applicable. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     ERISA Not Applicable. The Borrower is not subject to any requirements of the Employee Retirement Income Security Act of 1974 as amended from time to time, or any rules, regulations, rulings or interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.
     Environmental Matters. The Borrower is not aware of any conditions or risks related to hazardous materials or environmental matters applicable to Pool Real Estate which could reasonably be expected to have a Material Adverse Effect.
Affirmative Covenants.
     The Borrower covenants and agrees with the Agent and the Lenders that prior to the termination of this Agreement it will do, and if necessary cause to be done, each and all of the following:
     Taxes, Insurance, Existence, Regulations, Property, etc. At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested in good faith and reserves which are adequate under Generally Accepted Accounting Principles have been established therefor, or unless such failure to pay could not reasonably be expected to have a Material Adverse Effect; (b) do all things necessary to preserve its existence, qualifications, rights and franchises in all States where such qualification is necessary or desirable, except where failure to obtain the same could not reasonably be expected to have a Material Adverse Effect; (c) comply with all applicable Legal Requirements in respect of the conduct of its business and the ownership of its Property except where failure to so comply could not reasonably be expected to have a Material Adverse Effect; and (d) cause its Property to be protected, maintained and kept in good repair (reasonable wear and tear excepted) and make all replacements and additions to its Property as may be reasonably necessary to conduct its business.
     Financial Statements and Information. Furnish or caused to be furnished (which may be by electronic access) to the Agent each of the following: (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, Annual Audited Financial Statements of the Borrower and the Parent; (b) as soon as available and in any event within 50 days after the end of each quarter (except the last quarter) of each fiscal year of the Parent, Quarterly Unaudited Financial Statements of the Borrower and the Parent; (c) concurrently with the financial statements provided for in Sections 5.2(a) and (b) hereof, an Officer’s Certificate, together with such schedules, computations and other information (including, without limitation, if provided to Borrower information as to Unconsolidated Affiliates of the Borrower), in reasonable detail, as may be required by the Agent to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified as true, correct and complete by a managing director, vice president, senior vice president, controller, a co-controller of Borrower and of the Parent; (d) promptly after the filing thereof, all reports to or filings made by the Parent or the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, including, without limitation, registration statements, but not including reports on Forms 10-K, 10-Q and 8-K (or their equivalents); (e) within two (2) Business Days after the receipt thereof, a copy of the notification to the Borrower or to the Parent of the respective Credit Rating of each, or negative change therein, and (f) such other information relating to the financial condition and affairs of the Borrower and the Parent as from time to time may be reasonably requested by any Lender. The Agent will send to each Lender the information received by the Agent pursuant to this Section 5.2 promptly after the receipt thereof by Agent. The financial calculations for Sections 5.3, 5.15 and 6.4 shall be made (1) on the date of each Loan using the best information available to the Borrower, and (2) on the last day of each of the Parent’s fiscal quarters.

     Financial Tests. Have and maintain on a consolidated basis in accordance with Generally Accepted Accounting Principles:
          a Secured Debt to Total Asset Value Ratio no greater than forty percent (40%);
          a Fixed Charge Coverage Ratio of not less than 1.50:1.00; and
          a Debt to Total Asset Value Ratio no greater than sixty percent (60%), provided, however, that same may increase from time to time up to sixty-five percent (65%) for no more than two (2) consecutive calendar quarters.
     Inspection. In order to permit the Agent to ascertain compliance with the Credit Documents, during normal business hours permit the Agent to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all at such times and intervals and to such extent as a Lender may reasonably desire.
     Further Assurances. Promptly execute and deliver any and all other and further instruments which may be requested by the Agent to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of the Borrower’s agreements set forth in the Credit Documents or so intended to be.
     Books and Records. Maintain books of record and account in accordance with Generally Accepted Accounting Principles.
     Insurance. Maintain insurance with such insurers, on such of its properties, in such amounts and against such risks as is consistent with insurance maintained by businesses of comparable type and size in the industry, and furnish the Agent satisfactory evidence thereof promptly upon request.
     Notice of Certain Matters. Notify the Agent promptly upon acquiring knowledge of the occurrence of any of the following: the institution or threatened institution of any lawsuit or administrative proceeding affecting the Borrower in which the claim exceeds $50,000,000.00 and if determined adversely could have a Material Adverse Effect; when the Borrower believes that there has been a Material Adverse Change; or the occurrence of any Event of Default or any Default. The Borrower will notify the Agent in writing at least thirty (30) Business Days prior to the date that the Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.
     Use of Proceeds. The proceeds of the Loans will be used solely to repay Indebtedness or for other general business purposes reasonably acceptable to the Agent. None of the proceeds of the Loans will be used to finance, fund or complete any hostile acquisition of any Person.
     Expenses of and Claims Against the Agent and the Lenders. To the extent not prohibited by applicable law, the Borrower will pay all reasonable costs and expenses incurred to third parties and reimburse the Agent and each Lender, as the case may be, for any and all reasonable expenditures of every character incurred or expended from time to time, in connection with (a) regardless of whether a Default or Event of Default shall have occurred, the Agent’s preparation, negotiation and completion of the Credit Documents, and (b) during the continuance of an Event of Default, all costs and expenses relating to the Agent’s and such Lender’s exercising any of its rights and remedies under this or any other Credit Document, including, without limitation, attorneys’ fees, legal expenses, and court costs; provided, that no rights or option granted by the Borrower to the Agent or any Lender or otherwise arising pursuant to any provision of this or any other instrument shall be deemed to impose or admit a duty on the Agent or any Lender to supervise, monitor or control any aspect of the character or condition of any property or any operations conducted in connection with it for the benefit of the Borrower or any other person or entity other than the Agent or such Lender. Notwithstanding the foregoing, the Borrower shall not be charged with any cost or expense incurred by the Agent or any Lender relating to disputes or claims among or between the Agent, the Lenders, or any of them unless during the continuance of an Event of Default and related to details of enforcement of the Lenders’ rights under the Credit Documents.

     Legal Compliance; Indemnification.
          The Borrower shall operate its Property and businesses in full compliance with all Legal Requirements. It shall not constitute an Event of Default if there is a failure to comply with any Legal Requirement which failure could not reasonably be expected to have a Material Adverse Effect. The Borrower shall indemnify the Agent and each Lender, their directors, officers, employees and shareholders (the “Indemnified Parties”) for and defend and hold the Indemnified Parties harmless against any and all claims, demands, liabilities, causes of action, penalties, obligations, damages, judgments, deficiencies, losses, costs or expenses (including, without limitation, interest, penalties, attorneys’ fees, and amounts paid in settlement) threatened or incurred by reason of, arising out of or in any way related to (i) any failure of the Borrower to so comply with the provisions of any Legal Requirement, this Agreement or the other Credit Documents, or (ii) the Agent or any Lender’s making of the Loans, or any other acts or omissions taken or made in connection with the Loans, and any and all matters arising out of any act, omission, event or circumstance, regardless of whether the act, omission, event or circumstance constituted a violation of any such Legal Requirement, this Agreement or the other Credit Documents at the time of its existence or occurrence; provided that the indemnification in this Section 5.11 shall not apply to the extent that the act, omission, facts, circumstances or conditions giving rise to an indemnification claim by an Indemnified Party arose from the gross negligence or willful misconduct of such Indemnified Party.
          The Parent will comply with all Legal Requirements to maintain, and will at all times elect, qualify as and maintain, its status as a real estate investment trust under Section 856(c)(1) of the Code.
          The Parent will (i) maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange, or which is listed on The NASDAQ Stock Market’s National Market; (ii) own, directly or indirectly, at least fifty-one percent (51%) of (1) the shares of beneficial interest of the Borrower, and (2) the Class A-2 Common Units of the Borrower and any other class of security issued by the Borrower with the power to elect the Trustees of the Borrower; (iii) maintain management and control of the Borrower; (iv) not sell, transfer or convey any of the shares of beneficial interest of the Borrower owned by the Parent, except (A) in payment of the purchase price of Property (including mergers with and acquisitions of Persons) acquired by the Borrower, (B) upon conversion or redemption of securities of the Borrower in accordance with their terms or (C) upon any repurchase by the Borrower of the Borrower’s securities from the Parent in connection with a repurchase by the Parent of the Parent’s securities; and (v) hold all of its assets and conduct all of its operations through the Borrower, the QRS Entities in existence on October 31, 2001 and one or more of the Borrower’s Subsidiaries.
     Borrower’s Performance. If the Borrower should fail to comply with any of the agreements, covenants or obligations of the Borrower under this Agreement or any other Credit Document which requires the payment of money, then the Agent (in the Borrower’s name or in Agent’s name) may, if such payment has not been made within ten (10) days after written request from Agent and after expiration of any grace or cure periods provided in any Credit Document, perform or cause to be performed such agreement, covenant or obligation, for the account of the Borrower and at the Borrower’s sole expense, but shall not be obligated to do so. Any and all reasonable expenses thus incurred or paid by the Agent and by any Lender shall be the Borrower’s demand obligations to the Agent or such Lender and shall bear interest from the date of demand therefor until the date that the Borrower repays it to the Agent or the applicable Lender at the Past Due Rate. Upon making any such payment or incurring any such expense, the Agent or the applicable Lender shall be fully subrogated to all of the rights of the Person receiving such payment. Any amounts owing by the Borrower to the Agent or any Lender pursuant to this provision or any other provision of this Agreement shall automatically and without notice be secured by collateral, if any, provided by the Credit Documents. The amount and nature of any such expense and the time when paid shall, absent manifest error, be fully established by the affidavit of the Agent or the applicable Lender or any of the Agent’s or the applicable Lender’s officers or agents.
     Professional Services. Promptly upon the Agent’s request to satisfy itself or the request of any Lender, the Borrower shall: (a) allow an inspection and/or appraisal of the Borrower’s Property to be made by a Person approved by the Agent in its sole discretion; and (b) if the Agent believes that an Event of Default has occurred or is about to occur, cause to be conducted or prepared any other written report, summary, opinion, inspection, review, survey, audit or other professional service relating to the Borrower’s Property or any operations in connection with it (all as designated in the Agent’s request), including, without limitation, any accounting, auctioneering, architectural, consulting, engineering, design, legal, management, pest control, surveying, title abstracting or other technical, managerial or professional service relating to such property or its operations. So long as no Event of Default has occurred and is continuing, the foregoing shall not be at the Borrower’s expense.
     Capital Adequacy.
          If after the date of this Agreement, the Agent or any Lender shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy of general applicability, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent or any Lender with any request or directive regarding capital adequacy of general applicability (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent’s or any Lender’s capital as a consequence of its obligations hereunder to a level below that which the Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s or such Lender’s policies with respect to capital adequacy) by an amount deemed by the Agent or such Lender to be material, then from time to time, the Borrower shall pay to the Agent or such Lender such additional amount or amounts as will compensate the Agent or such Lender for such reduction.
          A certificate of the Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate the Agent or such Lender as specified in Section 5.14(a) hereof and making reference to the applicable law, rule or regulation shall be delivered as soon as practicable to the Borrower and shall be prima facie evidence thereof. The Borrower shall pay the Agent or such Lender the amount shown as due on any such certificate within fourteen (14) Business Days after the Agent or such Lender delivers such certificate. In preparing such certificate, the Agent or such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.
     Property Pool.
     The Borrower (or a Subsidiary of the Borrower or a Subsidiary of a QRS Entity if the conditions in clause (b) below are satisfied) will at all times own fee simple title to a pool (the “Pool”) of Real Property that is not subject to any Lien other than Permitted Encumbrances (the “Pool Real Estate”) and except as permitted by Section 6.5, and is not subject to or affected by any Limiting Agreement except as permitted by Section 6.5, with an aggregate Pool Value of at least one hundred fifty percent (150%) of the Borrower’s Indebtedness other than Secured Debt outstanding from time to time.
If requested by the Agent, the Borrower will provide to the Agent written assessments from third party independent environmental consultants for all Pool Real Estate acquired after the date of this Agreement. If Super Majority Lenders determine that there are material environmental conditions existing on or risks to such properties, the properties will be excluded from the Pool.
          Notwithstanding the foregoing, (i) the maximum Pool Value that can be attributable to the Value of land not improved for multifamily use (not including land that is either under development for multifamily use or planned for commencement of development for multifamily use within three (3) years after the date of acquisition) is five percent (5%) of the Pool Value after adding the effect of said land; and (ii) the maximum Pool Value that can be attributable to the Value (in the aggregate) of Real Property that is under construction or development, that has not reached the Calculation Date, that has reached the Calculation Date but the Occupancy Level is less than eighty percent (80%), unimproved land that is planned for commencement of development within three (3) years after the date of acquisition, and land not improved for multifamily use, is twenty-five percent (25%) of the Pool Value after adding the effect of said Real Property and land.
          If any Pool Real Estate is owned by a Subsidiary of the Borrower or of a QRS Entity, then it may be included in the Pool only if:

     the owner of the Pool Real Estate is either (1) a wholly owned Subsidiary of the Borrower or of a QRS Entity or (2) if not a wholly owned Subsidiary of the Borrower or of a QRS Entity, then (x) the value of the Pool Real Estate owned by such Subsidiary (“Partial Subsidiary Real Estate”) to be used in the calculation in clause (a) above shall be as provided in clause (a) multiplied by the cumulative percentage interest of the Subsidiary legally owned by the Borrower or such QRS Entity, as the case may be, and (y) the Borrower or such QRS Entity, as the case may be controls the right to create a Lien on the Partial Subsidiary Real Estate to secure the Borrower’s Indebtedness, and to sell, transfer or otherwise dispose of the Partial Subsidiary Real Estate;
     the owner of the Pool Real Estate (1) has no Indebtedness other than Non-recourse Debt, and other than Indebtedness to the Borrower subordinated to the Indebtedness incurred under this Agreement on terms satisfactory to the Agent; and (2) would not at any time be in default of Sections 7.1(g), (h), (i), (j), or (k), if said subsections were applicable to said owner; and
     the indicia of ownership of the Subsidiary of the Borrower (or of its owners if not a direct Subsidiary of the Borrower) or of the QRS Entity is not subject to a Lien (other than Permitted Encumbrances).
     DC Holdings. The Borrower shall maintain at least 99.5% aggregate ownership of the indicia of ownership of each DC Holdings Entity, and shall maintain management and control of each DC Holdings Entity.
Negative Covenants.
     The Borrower covenants and agrees with the Agent and the Lenders that prior to the termination of this Agreement it will not do any of the following:
     Mergers, Consolidations and Acquisitions of Assets. In any single transaction or series of related transactions, directly or indirectly: (a) liquidate or dissolve; (b) be a party to any merger or consolidation other than a merger or consolidation in which (i) the Borrower is the surviving entity after such merger or consolidation, or (ii) the individuals constituting the Borrower’s Board of Trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s Board of Directors or Board of Trustees after such merger or consolidation; or (c) sell, convey or lease all or substantially all of its assets.
     Redemption. At any time redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock if such action would cause the Borrower to not be in compliance with this Agreement.
     Nature of Business. Change its primary business, which is and will be the ownership, operation, development and redevelopment of multi-family residential properties, and may include other business initiatives, investments and activities which are related, but incidental, to Borrower’s primary business; provided, however, that the aggregate value of the specific loans and investments described below (“Specified Permitted Holdings”) shall not at any time exceed thirty percent (30%) of the Total Asset Value after giving effect to the Specified Permitted Holdings. “Specified Permitted Holdings” shall mean the following: securities received in settlement of liabilities created in the ordinary course of business;
          investments in Unconsolidated Affiliates that are engaged primarily in Borrower’s primary business as described in this Section;
          loans, advances, and extensions of credit to Persons (who are not Affiliates of the Borrower);
          investments in Persons not included in any other Specified Permitted Holdings;
          investments in income producing Real Property that is not primarily multifamily residential property (property will be considered as primarily multifamily residential property even if it includes other non-primary uses which are incidental to the residential use, such as retail or office);

          investments in land not improved for multifamily use (not including land that is either under development or planned for commencement of development within three (3) years after the date of acquisition); and
          investments of any kind not included in any other Specified Permitted Holdings and which are not incidental to Borrower’s primary business as described in this Section.
     Transactions with Related Parties. Enter into any transaction or agreement with any officer, director, or holder of more than five percent (5%) (based on voting rights) of the issued and outstanding capital stock of the Borrower (or any Affiliate of the Borrower), unless the same is upon terms substantially similar to those obtainable from qualified wholly unrelated sources, and, if such transaction or series of related transactions has a value in excess of $10,000,000.00, is approved by the majority of the Borrower’s non-interested trustees.
     Limiting Agreements. Neither Borrower nor any of its Subsidiaries has entered into, and after the date hereof, neither Borrower nor any of its Subsidiaries shall enter into, any Limiting Agreements; provided that so long as the Borrower has received a Credit Rating from two of Standard & Poor’s Rating Services, Moody’s Investors Service, Inc. or Fitch equal to a Credit Rating from Fitch that is BBB or better, an S&P Rating that is BBB or better or a Moody’s Rating that is Baa2 or better, up to five percent (5%) of the Pool Value (after adding the effect of said property) may be subject to debt-related agreements (but not the related mortgages or pledges) that require the owner of the project to mortgage and pledge the project to secure Indebtedness if any of the Borrower’s Credit Ratings are below BBB-/Baa3, or the equivalent.
     Parent Negative Covenants. The Parent will not (a) have any Subsidiary that is a “qualified REIT subsidiary” under Section 856 of the Code other than the QRS Entities; (b) own any Property other than the ownership interests of the Borrower, and the Parent’s ownership interests as of October 31, 2001 in the QRS Entities; (c) give or allow any Lien on any of its Property including the ownership interests of the Borrower; and (d) except for the Guaranty, create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to (i) any Indebtedness if the aggregate of such Indebtedness and the Indebtedness of the Borrower would violate Sections 5.3(a), (b), or (c) if such aggregate Indebtedness is treated as the Borrower’s Indebtedness, and (ii) any Indebtedness of a Person other than the Parent.
Events of Default and Remedies.
     Events of Default. If any of the following events shall occur, then, as to the events described in Sections 7.1(b), (c), and (d), if the event has not been waived, cured or remedied within twenty (20) days after the Agent gives the Borrower notice of such event, at any time thereafter, and as to all of the other events described herein, at any time, the Agent may do any or all of the following: (1) without notice to the Borrower, declare the Notes to be, and thereupon the Notes shall forthwith become, immediately due and payable, together with all accrued interest thereon, without notice of any kind, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (2) without notice to the Borrower, terminate the Commitment; (3) exercise, as may any other Lender, its rights of offset against each account and all other Property of the Borrower in the possession of the Agent or any such Lender, which right is hereby granted by the Borrower to the Agent and each Lender; and (4) exercise any and all other rights pursuant to the Credit Documents:
          The Borrower shall fail to pay or prepay any principal of or interest on the Notes or any fee or any other obligation hereunder within five (5) days after it was due; or
          The Borrower or the Parent shall fail to pay when due (whether on the scheduled maturity date or otherwise), or within any applicable period of grace, any principal of or interest on any other Indebtedness, other than Disqualified Stock, in excess of $50,000,000.00 in principal amount; or
          Any written representation or warranty made in any Credit Document by or on behalf of the Borrower, when taken as a whole shall prove to have been incorrect, false or misleading in any material respect; or

          Default shall occur in the punctual and complete performance of any covenant of the Borrower or any other Person other than the Agent or the Lenders contained in any Credit Document not specifically set forth in this Section; or
          A final judgment or judgments in the aggregate for the payment of money in excess of $50,000,000.00 shall be rendered against the Borrower or the Parent (other than any judgment as to which, and only to the extent, an insurance company having a rating of “A-” or better by A.M. Best Co. in Best’s Rating Guide, has acknowledged coverage of such claim in writing), and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or
          The Borrower shall not be in compliance with any provision of Section 6.3 during the period covered by an Officer’s Certificate and such non-compliance remains in existence on the date the next Officer’s Certificate is required to be presented to the Agent under Section 5.2(c) of this Agreement; provided, however, that such right to defer compliance shall be available to the Borrower for each such provision no more than once every twelve (12) months; or
          Any order shall be entered in any proceeding against the Borrower or the Parent decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for more than thirty (30) days; or
          The Borrower or the Parent shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or
          Any such petition or application shall be filed or any such proceeding shall be commenced against the Borrower or the Parent and the Borrower or the Parent by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of the assets of such Person or granting relief to such Person or approving the petition in any such proceeding, and such order shall remain in effect for more than ninety (90) days; or
          The Borrower or the Parent shall fail generally to pay its debts as they become due or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or
          The Borrower or the Parent shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.
     Remedies Cumulative. No remedy, right or power conferred upon the Agent or the Lenders is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.
     Guaranty Proceeds.
          Notwithstanding any other provision of any Credit Document to the contrary, any funds, claims, or distributions actually received by Agent for the account of any Lender as a result of the enforcement of, or pursuant to, the Guaranty, net of Agent’s and Lenders’ expenses of collection thereof (such net amount, “Guaranty Proceeds”), shall be made available for distribution equally and ratably (in proportion to the aggregate amount of principal, interest and other amounts then owed in respect of the Obligations or of an issuance of Public Debt (as defined below), as the case may be) among the Agent, the Lenders and the trustee or trustees of any Indebtedness not subordinated to the Obligations (or to the holders thereof), issued by Borrower, before or after the date of this Agreement, in offerings registered under the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to rule 144A thereof (“Public Debt”). Agent is hereby authorized by Borrower, by each Lender and by the Parent (by its execution and delivery of the Guaranty) to make such Guaranty Proceeds so available. No Lender shall have any interest in any amount paid over by Agent to the trustee or trustees in respect of any Public Debt (or to the holders thereof) pursuant to the foregoing authorization. This Section 7.3(a) shall apply (i) solely to Guaranty Proceeds and not to any payments, funds, claims or distributions received by Agent or Lenders directly or indirectly from Borrower or any other Person other than from the Parent pursuant to the Guaranty, and (ii) as to Public Debt issued after December 20, 2000, only if the documents governing the Public Debt provide for the same sharing with the Lenders of guaranty proceeds recovered to pay the Public Debt. Borrower is aware of the terms of the Guaranty, and specifically understands and agrees with Agent and the Lenders that, to the extent Guaranty Proceeds are distributed to holders of Public Debt or their respective trustees, the Parent has agreed that the Obligations will not be deemed reduced by any such distributions, and the Parent shall continue to make payments pursuant to the Guaranty until such times as the Obligations have been paid in full (and the Commitment has been terminated and any LC Exposure reduced to zero), after taking into account any such distributions of Guaranty Proceeds in respect of Indebtedness other than the Obligations.
          Nothing contained herein shall be deemed (i) to limit, modify, or alter the rights of Agent and Lenders under the Guaranty, (ii) to subordinate the Obligations to any Public Debt, or (iii) to give any holder of Public Debt (or any trustee for such holder) any rights of subrogation.
          This Agreement and the Guaranty are for the sole benefit of Agent and the Lenders and their respective successors and assigns. Nothing contained herein or in the Guaranty shall be deemed for the benefit of any holder of Public Debt, or any trustee for such holder; nor shall anything contained herein or therein be construed to impose on Agent or Lenders any fiduciary duties, obligations or responsibilities to the holder of any Public Debt or their trustees (including, but not limited to, any duty to pursue the Parent for payment under the Guaranty).
The Agent.
     Appointment, Powers and Immunities.
          Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Credit Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent (i) shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents, and shall not by reason of this Agreement or any other Credit Document be a trustee for any Lender; (ii) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement or any other Credit Document or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass upon any of the foregoing matters; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or any other Credit Document except to the extent requested by the Majority Lenders; (iv) SHALL NOT BE RESPONSIBLE FOR ANY MISTAKE OF LAW OR FACT OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO OR PROVIDED FOR HEREIN OR THEREIN OR IN CONNECTION HEREWITH OR THEREWITH, INCLUDING, WITHOUT LIMITATION, PURSUANT TO ITS OWN NEGLIGENCE, BUT NOT INCLUDING AND EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT; (v) shall not be bound by or obliged to recognize any agreement among or between the Borrower, the Agent, and any Lender other than this Agreement and the other Credit Documents, regardless of whether the Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (vi) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in accordance with the terms of this Agreement or any other Credit Document; (vii) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, and (viii) shall not be responsible for the acts or edicts of any Governmental Authority. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          Without the prior written consent of Agent and all of the Lenders, Agent shall not (i) modify or amend in any respect whatsoever the interest rate provisions of the Credit Documents, (ii) increase the Commitment, (iii) extend the Maturity Date, (iv) extend or reduce the due date for, or change the amount of, the scheduled payments of principal or interest on the Loans, the LC Disbursements or the fees set forth in Section 2.6, (v) amend the definitions of Majority Lenders or Super Majority Lenders or any requirement that certain actions be taken only with the consent of a certain number of the Lenders, (vi) amend or waive any provisions of Section 5.15 of this Agreement, or (vii) release the Parent from the Guaranty. From time to time upon Agent’s request, each Lender shall execute and deliver such documents and instruments as may be reasonably necessary to enable Agent to effectively administer and service the Loan in its capacity as lead lender and servicer and in the manner contemplated by the provisions of this Agreement.
          Without the prior written consent of the Majority Lenders, Agent shall not modify, amend or waive in any respect whatsoever the provisions of (i) Section 5.3 or the definitions of the financial covenants (or any component thereof) described in Section 5.3, (ii) Section 5.11(c)(i), or (iii) Section 6.1.
          All information provided to the Agent under or pursuant to the Credit Documents, and all rights of the Agent to receive or request information, or to inspect information or Property, shall be by the Agent on behalf of the Lenders. If any Lender requests that it be able to receive or request such information, or make such inspections, in its own right rather than through the Agent, the Borrower will cooperate with the Agent and such Lender in order to obtain such information or make such inspection as such Lender may reasonably require.
          The Borrower shall be entitled to rely upon a written notice or a written response from the Agent as being pursuant to concurrence or consent of the Majority Lenders unless otherwise expressly stated in the Agent’s notice or response.
     Reliance. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, facsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Borrower), independent accountants and other experts selected by the Agent. The Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same. As to any matters not expressly provided for by this Agreement or any other Credit Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of the Agent under this Agreement or any other Credit Document, then and in any of such events the Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Credit Document or otherwise; and if the Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Lender or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
     Defaults. The Agent shall not be deemed to have constructive knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless it has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, or whenever the Agent has actual knowledge of the occurrence of a Default, the Agent shall give prompt written notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Agent shall (subject to Section 8.7 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders and within its rights under the Credit Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Default as it shall deem advisable in the best interests of the Lenders and within its rights under the Credit Documents in order to preserve, protect or enhance the collectibility of the Loans, at law or in equity.
     Rights as a Lender. With respect to the Commitment and the Loans made, Agent, in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting in its agency capacity, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any other Lender) as a Lender, and to the same extent as any other Lender, accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent but solely as a Lender. The Agent may accept fees and other consideration from the Borrower (in addition to the fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     Indemnification. The Lenders agree to indemnify the Agent, its officers, directors, agents and Affiliates, ratably in accordance with each Lender’s respective Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Credit Document or any other documents contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby (including, without limitation, interest, penalties, reasonable attorneys’ fees and amounts paid in settlement in accordance with the terms of this Section 8, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, or from the Agent’s default in the express obligations of the Agent to the Lenders provided for in this Agreement. The obligations of the Lenders under this Section 8.5 shall survive the termination of this Agreement and the repayment of the Obligations.
     Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has received current financial information with respect to the Borrower and that it has, independently and without reliance on the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Credit Documents. The Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement or any of the other Credit Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Party except as specifically required by the Credit Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or the other Credit Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Party (or any of their affiliates) which may come into the possession of the Agent. Each Lender assumes all risk of loss in connection with its Percentage in the Loans to the full extent of its Percentage therein. The Agent assumes all risk of loss in connection with its Percentage in the Loans to the full extent of its Percentage therein.
     Failure to Act. Except for action expressly required of the Agent, as the case may be, hereunder, or under the other Credit Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 8.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
     Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. The Agent shall resign if it has assigned all of its Lender Commitment and Loans and is not an Issuing Bank. Upon any such resignation, (i) the Majority Lenders with the consent of the Borrower, so long as no Default is in existence, shall have the right to appoint a successor Agent so long as such successor Agent is also a Lender at the time of such appointment and (ii) the Majority Lenders shall have the right to appoint a successor Agent that is not a Lender at the time of such appointment so long as the Borrower consents to such appointment (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, and with the consent of the Borrower which shall not be unreasonably withheld, appoint a successor Agent. Any successor Agent shall be a bank which has an office in the United States and a combined capital and surplus of at least $500,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent thereafter arising hereunder and under any other Credit Documents, but shall not be discharged from any liabilities for its actions as Agent prior to the date of discharge. Such successor Agent shall promptly specify by notice to the Borrower its principal office referred to in Section 2.1 and Section 2.2 hereof. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.
     No Partnership. Neither the execution and delivery of this Agreement nor any of the other Credit Documents nor any interest the Lenders, the Agent or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Lenders or among the Lenders and the Agent. The relationship between the Lenders, on the one hand, and the Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Credit Documents shall be construed to constitute the Agent as trustee or other fiduciary for any Lender or to impose on the Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.
Miscellaneous.
     No Waiver, Amendments. No waiver of any Default shall be deemed to be a waiver of any other Default. No failure to exercise or delay in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power. Except as may be prohibited by Section 8.1 hereof, no amendment, modification or waiver of any Credit Document shall be effective unless the same is in writing and signed by the Borrower and the Majority Lenders. No notice to or demand on the Borrower or any other Person shall entitle the Borrower or any other Person to any other or further notice or demand in similar or other circumstances.
     Notices. All notices under the Credit Documents shall be in writing and either (i) delivered against receipt therefor, or (ii) mailed by registered or certified mail, return receipt requested, in each case addressed as set forth herein, or to such other address as a party may designate. Notices shall be deemed to have been given (whether actually received or not) when delivered (or, if mailed, on the next Business Day). Provided, however, that as between the Agent and the Lenders and among the Lenders, notice may be given by telecopy or facsimile effective upon the earlier of actual receipt or confirmation of receipt by telephone.
     Submission to Jurisdiction. THE BORROWER AND PARENT EACH HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO BORROWER OR PARENT, AS THE CASE MAY BE, AT THE ADDRESS ESTABLISHED PURSUANT TO SECTION 10.2 HEREOF. THE BORROWER AND PARENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER AND THE PARENT EACH (A) AGREES TO DESIGNATE AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK IN CONNECTION WITH ANY SUCH SUIT, ACTION OR PROCEEDING AND TO DELIVER TO THE

AGENT EVIDENCE THEREOF AND (B) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY PROVIDING SUCH SERVICE OF PROCESS TO SUCH AGENT FOR SERVICE OF PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR PARENT IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER AND THE PARENT EACH HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING AGAINST THE AGENT OR ANY LENDER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.
     Choice of Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PERSONS EXECUTING THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.
     Survival; Parties Bound; Successors and Assigns.
          All representations, warranties, covenants and agreements made by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of the Credit Documents, shall not be affected by any investigation made by any Person, and shall bind the Borrower and its successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of the Agent and the Lenders; provided, however, that (i) the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Lenders, and any such assignment or transfer without such consent shall be null and void, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Affiliates of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Lender Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Borrower, provided that no consent of the Borrower shall be required if a Default has occurred and is continuing; and
     (B) the Agent.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Lender Commitment or Loans, the amount of the Lender Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $10,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

     (C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee paid by the assigning Lender of $2,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
          For the purposes of this Section 10.5, the term “Approved Fund” has the following meaning:
          “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.5, 5.10, 5.11 and 9.7). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Lender Commitment of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          A Lender may sell participating interests to an Affiliate of the Lender with written notice to the Agent and the Borrower but not any consent of the Agent, the Borrower or any other Lender, and may sell participating interests in any of its Loans to an Approved Fund so long as such participation shall (1) limit the voting rights of the participant, if any, to the ability to vote for changes in the amount of the Commitment, the interest rate on the Loans, and the Maturity Date, (2) if the participant is not an Affiliate of the participating Lender, require the written consent of the Borrower (so long as no Default is in existence) and the Agent, such consent not to be unreasonably withheld, (3) be in a minimum principal amount of at least $10,000,000.00 if participated to a Person not already a Lender, and (4) not reduce the Lender’s Lender Commitment which has not been participated to less than $10,000,000.00. In connection with any sale of a participating interest made in compliance with this Agreement, (i) the participating Lender shall continue to be liable for its Lender Commitment and its other obligations under the Credit Documents, (ii) the Agent, the Borrower and the other Lenders shall continue to deal solely and directly with the participating Lender in connection with such Lender’s rights and obligations under the Credit Documents, and (iii) the participant may not require the participating Lender to take or refrain from taking any action under the Credit Documents that is in conflict with the terms and provisions of the Credit Documents.

          Notwithstanding any provision hereof to the contrary, (i) any Lender may assign and pledge all or any portion of its Lender Commitment and Loans to a Federal Reserve Bank; provided, however, that any such assignment or pledge shall not relieve such Lender from its obligations under the Credit Documents; and (ii) the Agent may not assign or participate its Lender Commitment so that its Lender Commitment after such assignment or participation is less than $15,000,000.00, to any Person other than an Affiliate of the Agent without the prior written consent of the Borrower, so long as no Default is in existence.
          The term of this Agreement shall be until the final maturity of the Notes and the payment of all amounts due under the Credit Documents.
     Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.
     Usury Not Intended. It is the intent of the parties in the execution and performance of this Agreement to contract in strict compliance with applicable usury laws from time to time in effect. In furtherance thereof, the Agent, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of an applicable Ceiling Rate, if any. The provisions of this paragraph shall control over all other provisions of the Credit Documents which may be in apparent conflict herewith.
     Captions. The headings and captions appearing in the Credit Documents have been included solely for convenience and shall not be considered in construing the Credit Documents.
     Severability. If any provision of any Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.
     Disclosures. Every reference in the Credit Documents to disclosures of the Borrower to the Agent and the Lenders in writing, to the extent that such references refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Agent and the Lenders in an orderly manner concurrently with the execution hereof.
Limitation of Liability. NO OBLIGATION OR LIABILITY WHATSOEVER OF THE BORROWER WHICH MAY ARISE AT ANY TIME UNDER THIS AGREEMENT OR ANY OBLIGATION OR LIABILITY WHICH MAY BE INCURRED BY IT PURSUANT TO ANY OTHER CREDIT DOCUMENT SHALL BE PERSONALLY BINDING UPON, NOR SHALL RESORT FOR THE ENFORCEMENT THEREOF BE HAD TO THE PRIVATE PROPERTY OF, ANY OF THE BORROWER’S TRUSTEES OR SHAREHOLDERS REGARDLESS OF WHETHER SUCH OBLIGATION OR LIABILITY IS IN THE NATURE OF CONTRACT, TORT OR OTHERWISE.
     Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS TOGETHER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     WAIVERS OF JURY TRIAL. THE BORROWER, THE PARENT, THE AGENT, THE LENDERS AND ANY OTHER PERSON EXECUTING THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ARCHSTONE-SMITH OPERATING TRUST

By: Name:	/s/ Michael R. Berman Michael R. Berman
Title:	Group Vice President

Address:
9200 E. Panorama Circle
Suite 400
Englewood, Colorado 80112
Attention: Corporate Finance
The Parent joins in the execution of this Agreement to evidence its agreement to the provisions of Sections 5.2, 5.11(b) and (c), and 6.6 of this Agreement.

ARCHSTONE-SMITH TRUST

By: Name:	/s/ Michael R. Berman Michael R. Berman
Title:	Group Vice President

Address:
9200 E. Panorama Circle
Suite 400
Englewood, Colorado 80112
Attention: Corporate Finance

Lender Commitment: $500,000,000 Percentage: 100%	MORGAN STANLEY SENIOR FUNDING, INC. as Agent and as a Lender

By:
Name:
Title:

Address:
1585 Broadway
New York, NY 10036
Attention: Daniel Twenge

Telephone No: 212 761-2225
Telecopy No.: 212 507-2577

EXHIBIT A
OFFICER’S CERTIFICATE
     Archstone-Smith Operating Trust (the “Borrower”), Archstone-Smith Trust (the “Parent”), Morgan Stanley Senior Funding, Inc., as Agent (the “Agent”) and certain other Lenders (the “Lenders”) entered into that certain (the “Agreement”) dated as of May 29, 2007, as the same may be amended. Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to it in the Agreement.
     The undersigned hereby certifies that:
I.	I am a Vice President of the Borrower and a Vice President of the Parent, and I make these certifications on behalf of the Borrower or the Parent, as applicable.
II.	The Parent’s financial statements as of ___ as filed with the Securities and Exchange Commission (“SEC”), and the Borrower’s financial statements as of ___ delivered to the Agent, were prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial position of the Parent and of the Borrower, respectively, as of the date thereof and the results of its operations for the period covered thereby subject to normal year-end adjustments.
III.	Borrower hereby certifies the following as of the end of the period covered by the financial statements described above:

1.	Maximum Debt to Total Asset Value Ratio Calculation (Section 5.3 (c))

(A)	Indebtedness (Borrower and Parent)
	Total Unsecured Debt (per GAAP)	$

	Total Secured Debt (per GAAP)	$

	Guarantees, Endorsements and Other Contingent Obligations	$

	Net Obligations under Hedging Agreements	$

	Equity Percentage of Indebtedness of Unconsolidated Affiliates	$

	Other (pursuant to the Agreement)	$

	Total Indebtedness	$

(B)	Total Asset Value:
	Aggregated Net Operating Income from stabilized properties and from properties owned for more than twelve months divided by 6.75%	$

	Historical Value of pre-stabilized properties and properties owned for 12 months or less	$

	Historical Value of properties under construction	$

	Historical Value of undeveloped land	$

	Historical Value of Redevelopment Property	$

	Other assets (excluding intangibles as defined by GAAP)	$

	Equity Percentage of the Total Asset Value attributed to Unconsolidated Affiliates	$

	Total Asset Value	$

(C)	Maximum Debt to Total Asset Value (Ratio of 1(A) to 1(B))

	Required: Maximum:		[60%] [65%] 1/

2.	Maximum Secured Debt to Total Asset Value Ratio Calculation (Section 5.3 (a))

	(A) Secured Debt	$

	(B) Total Asset Value	$

(C) Maximum Secured Debt to Total Asset Value (Ratio of 2(A) to 2(B))

	Required: Maximum:		40%

3.	Fixed Charge Coverage Ratio Calculation (Section 5.3(b))

(A)	Borrower’s EBITDA (calculated by adding the Parent’s Interest Expense) for the immediately preceding four (4) calendar quarters	$

(B)	Unit Capital Expenditures	$

(C)	Clause (A) minus Clause (B)	$

(D)	Interest Expense, as defined, of Borrower and Parent	$

(E)	Payments and Payables on Disqualified Stock	$

(F)	Regularly Scheduled Principal Paid and Payable (Borrower and Parent)	$

(G)	Sum of 4(D), 4(E) and 4(F)	$

(H)	Fixed Charge Coverage Ratio (Ratio of 4(C) to 4(G))		1.0

	Required:		Minimum of 1.50 to 1.0

4.	Property Pool (Section 5.15)

(A)	Pool Value	$

(B)	Outstanding unsecured indebtedness	$

(C)	Pool Value divided by outstanding unsecured Indebtedness (6(A) divided by 6(B))%

Required:			Minimum of 150%

(D)	Pool Value attributable to unimproved land (Maximum-5%)	$

(E)	Pool Value attributable to unimproved land, land under construction or development, projects that reached the Calculation Date but have an Occupancy Level of less than 80%, non-multifamily land, projects that have not reached the Calculation Date (Maximum-25%)	$

5.	Specified Permitted Holdings (Section 6.3)

1/ May increase to 65% from time to time for no more than two (2) consecutive calendar quarters.

(A)	Securities received in settlement liabilities created in the ordinary course of business

(B)	Unconsolidated Affiliates engaged in primarily the same business as the Borrower’s primary business

(C)	Loans to unaffiliated Persons

(D)	Other investments in Persons not included in any other specified Permitted Holdings

(E)	Income producing properties that are not multifamily residential properties

(F)	Investments in land not improved for multifamily use

(G)	Unrelated, non-incidental investments

Aggregate Value of the Specified Permitted Holdings (sum of 5(A) through 5(G)) (Maximum 30%)

IV.	A review of the activities of the Borrower during the period covered by the financial statements has been made under my supervision and with a view to determining whether during such period the Borrower has kept, observed, performed and fulfilled all of its obligations under the Agreement.

The Parent has made available its financial statements and related footnotes for the most recent period ended ___, as filed with the SEC and can be accessed at http://www.sec.gov/. The Borrower has delivered to the Agent its financial statements and related footnotes for the most recent period ended ___. The Parent’s and the Borrower’s earnings press releases and supplemental information for such period have been posted to the Parent’s website ( ). The financial statements were prepared in conformity with generally accepted accounting principles consistently applied (except for the omission of footnote disclosures and appropriately disclosed consistency exceptions) and present fairly the financial position of the Parent and the Borrower, respectively, as of the date thereof and the results of its operations for the period covered thereby subject to normal year-end adjustments.

V.	(Check either (A) or (B))

[ ] (A) The Borrower has kept, observed, performed and fulfilled each and every one of its obligations under the Agreement during the period covered by the applicable financial statements.

[ ] (B) The Borrower has kept, observed, performed and fulfilled each and every one of its obligations under the Agreement during the period covered by the applicable financial statements except for the following matters: [Describe all such defaults, specifying the nature, duration and status thereof and what action the Borrower has taken or proposes to take with respect thereto].

VI.	The Parent hereby certifies the following as to itself as of the end of the period covered by the financial statements dated as filed with the SEC:

1.	Indebtedness	$

2.	Interest Expense	$

VII.	Check either (A) or (B)

[ ] (A) The Parent has kept, observed, performed and fulfilled each and every one of its obligations under the Agreement during the period covered by the applicable financial statements.

[ ] (B) The Parent has kept, observed, performed and fulfilled each and every one of its obligations under the Agreement during the period covered by the applicable financial statements except for the following matters: [Describe all such defaults, specifying the nature, duration and status thereof and what action the Parent has taken or proposes to take with respect thereto].

Date:	Name:
[Vice President Name]
(A manually signed Officer’s Certificate is available at the request of the Agent or any Lender.)

POOL PROPERTY LIST
List each property separately showing the Historical Value and the components, the city, the state, the Occupancy Level for the past three months, the number of units, the age of the property and net operating income.

EXHIBIT B
REQUEST FOR LOAN
Date:                     , 2007
Morgan Stanley Senior Funding, Inc.
(“Agent”)

RE:	Request for Loan Under Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of May 29, 2007, among Archstone-Smith Operating Trust (the “Borrower”), Archstone-Smith Trust, the Agent and the Lenders as signatory to the Credit Agreement
Gentlemen:
     Borrower hereby requests [check as applicable] ☐ a conversion of an existing Loan as provided below, and/or ☐ an advance under the Credit Agreement, which is allowed pursuant to Section 5.9 of the Credit Agreement, in the amount of $                     [minimum of $1,000,000.00 and in multiples of $100,000.00].

Maximum Principal Amount				[$500,000,000.00]

Less the amount outstanding under the Credit Agreement			(	$ .	)

Available amount			$	.

Less amount requested			(	$ .	)

Amount remaining to be advanced			$	.

The advance or conversion is to be made as follows:

A.	Base Rate Borrowing.

	1.	Amount of Base Rate Borrowing:	$	.
	2.	Date of Base Rate Borrowing		, 2007

B.	Eurodollar Rate Borrowing:

	1.	Amount of Eurodollar Rate Borrowing:	$	.

	2.	Amount of conversion of existing Loan to Eurodollar Rate Borrowing:	$	.

	3.	Number of Eurodollar Rate Borrowing(s) now in effect: [cannot exceed 12]

	4.	Date of Eurodollar Rate Borrowing or conversion:		, 2007

	5.	Interest Period:

6.	Expiration date of current Interest Period as to this conversion:	, 2007
     Borrower hereby represents and warrants that the amounts set forth above are true and correct, that the representations and warranties contained in the Credit Agreement are true and correct as if made as of this date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and that Borrower has kept, observed, performed and fulfilled each and every one of its obligations under the Credit Agreement as of the date hereof [except as follows:]

Very truly yours,

ARCHSTONE-SMITH OPERATING TRUST

By:
Name:
Title:

EXHIBIT C
NOTE

$[ ]	, 2007
     FOR VALUE RECEIVED ARCHSTONE-SMITH OPERATING TRUST, a Maryland real estate investment trust (herein called “Maker”) promises to pay to the order of [                                        ], a [                    ] (“Payee”), at the offices of Morgan Stanley Senior Funding, Inc., as “Agent” under the Credit Agreement, at [                    ], New York, New York ___, or at such other place as the holder (the “Holder”, whether or not Payee is such holder) of this note may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of [                    ] Dollars ($[                                        ]) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the Stated Rate and interest on all past due amounts, both principal and accrued interest, at the Past Due Rate; provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the Holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate) shall not exceed the Ceiling Rate.
          1. Definitions. Any terms not defined herein shall have the meaning given to them in the Credit Agreement dated as of May 29, 2007 among the Maker, Archstone-Smith Trust, the Agent and certain other Lenders (as the same may be amended or modified the “Credit Agreement”).
          2. Rates Change Automatically and Without Notice. Without notice to Maker or any other person or entity and to the full extent allowed by applicable law from time to time in effect, the Prime Rate and the Ceiling Rate shall each automatically fluctuate upward and downward as and in the amount by which Agent’s said prime rate, and such maximum nonusurious rate of interest permitted by applicable law, respectively, fluctuate.
          3. Calculation of Interest. Interest for Eurodollar Rate Borrowings shall be computed for the actual number of days elapsed in a calendar year (up to 365, or 366 in a leap year) deemed to consist of 360 days. Interest for Base Rate Borrowings shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which it accrued.
          4. Payment Schedule. The principal of this note shall be due and payable on the Maturity Date. Accrued and unpaid interest shall be due and payable on each Interest Payment Date.
          5. Prepayment. Maker may prepay this note only as provided in the Credit Agreement.

          6. Borrowings. Upon and subject to the terms and conditions of the Credit Agreement and the other provisions of this note, Maker may borrow against this note at any time during the Draw Period unless and until a Default has occurred which the Holder has not declared to have been fully cured or waived, and (except as the Credit Agreement or any of the other Credit Documents may otherwise provide) there is no limit on the number of advances against this note so long as the total unpaid principal of this note at any time outstanding does not exceed the Payee’s Lender Commitment. Interest on the amount of each advance against this note shall be computed on the amount of the unpaid balance of that advance from the date it is made until the date it is repaid. If Maker’s right (if any) to borrow against this note shall ever lapse because of the occurrence of any default, it shall not be reinstated (or construed from any course of conduct or otherwise to have been reinstated) unless and until the Agent shall declare in a signed writing that it has been cured or waived. The unpaid principal balance of this note at any time shall be the total of all principal lent against this note to Maker or for Maker’s account less the sum of all principal payments and permitted prepayments on this note received by the Holder. Absent manifest error, the Holder’s computer records shall on any day conclusively evidence the unpaid balance of this note and its advances and payments history posted up to that day. All loans and advances and all payments and permitted prepayments made on this note may be (but are not required to be) endorsed by the Holder on the schedule attached hereto (which is hereby made a part hereof for all purposes) or otherwise recorded in the Holder’s computer or manual records; provided, that any Holder’s failure to make notation of (a) any principal advance or accrual of interest shall not cancel, limit or otherwise affect Maker’s obligations or any Holder’s rights with respect to that advance or accrual, or (b) any payment or permitted prepayment of principal or interest shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date of its receipt by the Holder.
          7. Credit Agreement. This note has been issued pursuant to the terms of the Credit Agreement, to which reference is made for all purposes. Advances against this note by Payee or other Holder hereof shall be governed by the Credit Agreement. Payee is entitled to the benefits of the Credit Agreement. Maker hereby grants to Payee and all other present and future Holders a contractual right of setoff in and to, all property and any and all deposits (general or special, time or demand, provisional or final) at any time held by the Payee or other Holder for any Maker’s credit or account.
          8. Defaults and Remedies. Upon the occurrence of any Event of Default the Holder may elect to exercise any or all rights, powers and remedies afforded (a) under the Credit Agreement and all other Credit Documents and (b) by law, including the right to accelerate the maturity of this entire note.
          In addition to and cumulative of such rights, the Holder is hereby authorized at any time and from time to time after any such default, at Holder’s option, without notice to Maker or any other person or entity (all rights to any such notice being hereby waived), to set off and apply any and all of any Maker’s deposits at any time held by the Holder, and any other debt at any time owing by the Holder to or for the credit or account of any

          Maker, against the outstanding balance of this note, in such order and manner as Holder may elect in its sole discretion.
          9. Waivers. Except only for any notices which are specifically required by the Credit Agreement, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty at any time existing or by the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
          10. Governing Law, Jurisdiction and Venue. This note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
          11. Participations and Assignments. Payee and each other Holder reserves the right, exercisable in such Holder’s discretion and without notice to Maker or any other person, to sell participations, assign interests or both, in all or any part of this note or the debt evidenced by this note, in accordance with the Credit Agreement.
          12. Limitation of Liability. No obligation or liability whatsoever of Maker which may arise at any time under this promissory note or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be personally binding upon, nor shall resort for the enforcement thereof be had to the private property of, any of Maker’s trustees or shareholders regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
          13. WAIVERS OF JURY TRIAL. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN

ARCHSTONE-SMITH OPERATING TRUST

By:
Name:
Title:

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	Archstone-Smith Operating Trust

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of May 29, 2007 among Archstone-Smith Operating Trust,
Archstone-Smith Trust, the Lenders parties thereto, Morgan Stanley Senior Funding, Inc., as
Administrative Agent, and the other lenders parties thereto

[2]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of	Amount of
Commitment/Loans for all	Commitment/Loans	Percentage Assigned of
Lenders	Assigned	Commitment/Loans[3]
$	$	%
$	$	%
$	$	%
Effective Date:                      ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]4 Accepted:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By

Title:

[Consented to and][5] Accepted:

ARCHSTONE-SMITH OPERATING TRUST

By

Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	Consent not required if an Event of Default has occurred and is continuing.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

EXHIBIT E
GUARANTY
     THIS GUARANTY dated as of May 29, 2007, is executed and delivered by ARCHSTONE-SMITH TRUST, a Maryland real estate investment trust (“Guarantor”), in favor of (a) MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of May 29, 2007 by and among ARCHSTONE-SMITH OPERATING TRUST (the “Borrower”), Archstone-Smith Trust, the financial institutions party thereto and their assignees in accordance therewith (the “Lenders”), and the Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”) and (b) the Lenders.
     WHEREAS, pursuant to the Credit Agreement, the Lenders have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
     WHEREAS, Guarantor is the direct or indirect parent of the Borrower;
     WHEREAS, the Borrower and Guarantor, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
     WHEREAS, Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and
     WHEREAS, Guarantor’s execution and delivery of this Guaranty is one of the conditions precedent to the Agent and the Lenders making, or continuing to make, such financial accommodations to the Borrower.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees as follows:
     Section 1. Guaranty. Guarantor hereby absolutely and unconditionally guaranties the due and punctual payment and performance of all of the following (collectively referred to as the “Obligations”): (a) all indebtedness and obligations owing by the Borrower to any of the Lenders or the Agent under or in connection with the Credit Agreement and any other Credit Document, including without limitation, the repayment of all principal of the Loans made by the Lenders to the Borrower under the Credit Agreement and the payment of all interest, fees, charges, reasonable attorneys fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; and (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders or the Agent in the enforcement of any of the foregoing or any obligation of Guarantor hereunder.
     Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of Guarantor for its own account. Accordingly, the Lenders and the Agent shall not be obligated or required before enforcing this Guaranty against Guarantor: (a) to pursue any right or remedy the Lenders or the Agent may have against the Borrower, any other guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other guarantor or any other Person; or (c) to make demand of the Borrower, any other guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations. In this connection, Guarantor hereby waives its right to require any holder of the Obligations to take action against the Borrower as provided by any Legal Requirement.
     Section 3. Guaranty Absolute. Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Legal Requirement now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto.

The liability of Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not Guarantor consents thereto or has notice thereof):
     (a) (i) any change in the amount, interest rate or due date or other term of any of the Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Credit Document, or any other document or instrument evidencing or relating to any Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Credit Documents, or any other documents, instruments or agreements relating to the Obligations or any other instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
     (b) any lack of validity or enforceability of the Credit Agreement, any of the other Credit Documents, or any other document, instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
     (c) any furnishing to the Agent or the Lenders of any security for the Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral security for the Obligations;
     (d) any settlement or compromise of any of the Obligations, any security therefor, or any liability of any other party with respect to the Obligations, or any subordination of the payment of the Obligations to the payment of any other liability of the Borrower;
     (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any other guarantor, the Borrower or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
     (f) any nonperfection of any security interest or other Lien on any of the collateral securing any of the Obligations;
     (g) any act or failure to act by the Borrower or any other Person which may adversely affect Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
     (h) any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;
     (i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or
     (j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Guarantor hereunder.
     Section 4. Action with Respect to Obligations. The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, Guarantor, and without discharging Guarantor from its obligations hereunder take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Obligations, including, but not limited to, extending or shortening the time of payment of any of the Obligations or the interest rate that may accrue on any of the Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Credit Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any Person liable in any manner for the payment or collection of the Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower or any other Person (including, without limitation, any other guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders or the Agent shall elect.
     Section 5. [Reserved]

     Section 6. Covenants. Guarantor specifically agrees that to the extent Guaranty Proceeds (as defined in Section 7.3(a) of the Credit Agreement) are distributed to holders of Public Debt or their respective trustees (as defined in Section 7.3(a) of the Credit Agreement) pursuant to Section 7.3 of the Credit Agreement, the Obligations will not be deemed to be reduced by any such distributions and Guarantor shall continue to make payments under this Guaranty until such time as the Obligations have been paid in full (and the Commitment has been terminated), after taking into account any such distributions of payments hereunder in report of Indebtedness other than the Obligations.
     Section 7. Waiver. Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of Guarantor or which otherwise might operate to discharge Guarantor from its obligations hereunder.
     Section 8. Inability to Accelerate Loan. If the Agent and/or the Lenders are prevented from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
     Section 9. Reinstatement of Obligations. Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, with respect to any Obligations if at any time payment of any such Obligations is rescinded or otherwise must be restored by the Agent and/or the Lenders upon the bankruptcy or reorganization of the Borrower or Guarantor or otherwise.
     Section 10. Subrogation. Until all of the Obligations shall have been indefeasibly paid in full, Guarantor shall not have any right of subrogation and Guarantor hereby waives any right to enforce any remedy which the Agent and/or the Lenders now have or may hereafter have against the Borrower, and Guarantor hereby waives any benefit of, and any right to participate in, any security or collateral given to the Agent and the Lenders to secure payment or performance of any of the Obligations.
     Section 11. Payments Free and Clear. All sums payable by Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any withholding tax or liability imposed by any Governmental Authority, or any Legal Requirement promulgated thereby), and if Guarantor is required by such Legal Requirement or by such Governmental Authority to make any such deduction or withholding, Guarantor shall pay to the Agent and the Lenders such additional amount as will result in the receipt by the Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.
     Section 12. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender is hereby authorized by Guarantor, at any time or from time to time, without notice to Guarantor or to any other Person, any such notice being hereby expressly waived, but subject to receipt of Agent’s prior written consent, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by such Lender or any Affiliate of such Lender, to or for the credit or the account of Guarantor against and on account of any of the Obligations then due and owing after the expiration of any applicable grace periods. Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the applicable provisions of the Credit Agreement, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Guarantor in the amount of such participation.
     Section 13. Subordination. Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower to Guarantor of whatever description, including without limitation, all intercompany receivables of Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Obligations. If an Event of Default shall have occurred and be continuing, then Guarantor shall not accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Obligations have been indefeasibly paid in full.
     Section 14. Avoidance Provisions. It is the intent of Guarantor, the Agent and the Lenders that in any Proceeding, Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and neither Guarantor nor any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
     Section 15. Information. Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any Lender shall have any duty whatsoever to advise Guarantor of information regarding such circumstances or risks.
     Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.
     Section 17. JURISDICTION, VENUE. GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS GUARANTY OR ANY OF THE OTHER CREDIT DOCUMENTS BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO GUARANTOR AT THE ADDRESS SET FORTH AFTER ITS SIGNATURE. GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OTHER CREDIT DOCUMENTS IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. GUARANTOR (A) AGREES TO DESIGNATE AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK IN CONNECTION WITH ANY SUCH SUIT, ACTION OR PROCEEDING AND TO DELIVER TO THE AGENT EVIDENCE THEREOF AND (B) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY PROVIDING SUCH SERVICE OF PROCESS TO SUCH AGENT FOR SERVICE OF PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST GUARANTOR IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. GUARANTOR HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING AGAINST THE AGENT OR ANY LENDER ARISING

OUT OF OR IN CONNECTION WITH THIS GUARANTY OR THE OTHER CREDIT DOCUMENTS SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.
     Section 18. Loan Accounts. The Agent may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of Obligation or otherwise, the entries in such account shall be binding upon Guarantor as to the outstanding amount of such Obligations and the amounts paid and payable with respect thereto absent manifest error. The failure of the Agent to maintain such books and accounts shall not in any way relieve or discharge Guarantor of any of its obligations hereunder.
     Section 19. Waiver of Remedies. No delay or failure on the part of the Agent or the Lenders in the exercise of any right or remedy it may have against Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Lenders of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.
     Section 20. Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to Guarantor shall be deemed to include the Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders and the Agent may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Obligation, or grant or sell participation in any Obligations, to any Person or entity without the consent of, or notice to, Guarantor and without releasing, discharging or modifying Guarantor’s obligations hereunder. Guarantor hereby consents to the delivery by the Agent or any Lender to any assignee, transferee or participant of any financial or other information regarding the Borrower or Guarantor. Guarantor may not assign or transfer its obligations hereunder to any Person.
     Section 21. Amendments. This Guaranty may not be amended except as provided in the Credit Agreement.
     Section 22. Payments. All payments made by Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at its address set forth in the Credit Agreement, not later than 12:00 noon, New York, New York time on the date one (1) Business Day after demand therefor.
     Section 23. Notices. All notices, requests and other communications hereunder shall be in writing and shall be given as provided in the Credit Agreement. Guarantor’s address for notice is set forth below its signature hereto.
     Section 24. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 25. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
     Section 26. Definitions. (a) For the purposes of this Guaranty:
     “Proceeding” means any of the following: (i) a voluntary or involuntary case concerning Guarantor shall be commenced under the Bankruptcy Code or any other applicable bankruptcy laws; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to Guarantor; (iv) Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) Guarantor makes a general assignment for the benefit of creditors; (vii) Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by Guarantor for the purpose of effecting any of the foregoing.
     (b) Capitalized terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
     Section 27. WAIVER OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND FOR ANY COUNTERCLAIM THEREIN.
     IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

ARCHSTONE-SMITH TRUST

By:
Name:
Title:

Address:
9200 E. Panorama Circle
Suite 400
Englewood, Colorado 80112
Attention: Corporate Finance

EXHIBIT F
GUARANTY OF COLLECTION
     THIS GUARANTY (this “Guaranty”), dated as of                      is made by                      (the “Guarantor”), in favor of (a) Morgan Stanley Senior Funding, Inc., in its capacity as Administrative Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of May 29, 2007 by and among Archstone-Smith Operating Trust (the “Borrower”), Archstone-Smith Trust, the financial institutions party thereto and their assignees in accordance therewith (the “Lenders”), and the Agent (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”) and (b) the Lenders.
     PRELIMINARY STATEMENT. Capitalized terms not otherwise defined herein shall have the respective meanings assigned thereto under the Credit Agreement. The Guarantor is a beneficial common unitholder of the Borrower and therefore the Guarantor has determined that the making of the Loan by the Lenders benefited, directly or indirectly, the Guarantor. If other beneficial common unitholders of the Borrower have entered into similar guaranty agreements (the “Other Guarantees”) with the Agent as this Guaranty, they shall be referred to in this Guaranty as the “Other Guarantors.”
     NOW, THEREFORE, in consideration of the premises, the Guarantor hereby agrees as follows:
     SECTION 1. Guaranty. This guaranty constitutes a limited guaranty of collection. The Guarantor hereby guarantees the punctual collection when due, on a several basis, whether at stated maturity, by demand, acceleration or otherwise, of (a) that portion of the principal and interest outstanding on the indebtedness of the Borrower under the Credit Agreement that remains outstanding equal to $ ___ [THIS NUMBER IS INTENDED TO BE THE ACTUAL AMOUNT OF GUARANTEE] less such amounts as the Agent has collected upon exercising all rights, assertion of all claims and demands and enforcement of all remedies available to it (other than this Guaranty and the Other Guarantees) under the Credit Documents, and (b) reasonable attorney’s fees and all costs and expenses incurred in enforcing any rights under this Guaranty (such obligations being the “Obligations”). An objective of this guaranty is that the Obligation shall be a “recourse liability” as defined in Treasury Regulation §1.752-1(a)(1), and the Guarantor shall bear the economic risk of loss with respect to such portion of the liabilities as is equal to the Obligations within the meaning of Treasury Regulation §1.752-2.
     SECTION 2. Guaranty Absolute. The Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with their terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:
(a)	Any lack of validity or enforceability of the Credit Agreement or any other Credit Documents or agreement relating thereto or executed in connection therewith;

(b)	Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Documents or any other documents or agreement relating thereto or executed in connection therewith;

(c)	Any exchange, release or non-perfection of collateral, if any, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

(d)	Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower, any subsidiary of the Borrower or any other person that is a party to the Credit Agreement, any other Credit Documents or any other document or agreement related thereto or executed in connection therewith (including any guarantor) in respect to the Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or Guarantor or otherwise, all as though such payment had not been made. The obligations of the Guarantor under this Guaranty shall not be subject to reduction, termination or other impairment by reason of any setoff, recoupment, counterclaim or defense or for any other reason. This Guaranty is to be in addition to and is not to prejudice or be prejudiced by any other securities or guaranties (including any guaranty signed by the Guarantor) which the Agent may now or hereafter hold from or on account of the Borrower and is to be binding on the Guarantor as a continuing guaranty notwithstanding any payments from time to time made to the Agent or any settlement of account or disability or incapacity affecting the Guarantor or any other thing whatsoever.
     SECTION 3. Representations and Warranties. Guarantor hereby represents and warrants that it has the requisite power and authority to execute and deliver and to carry out this Guaranty and the transactions contemplated herein; and to perform its obligations hereunder. This Guaranty has been duly and validly executed and delivered by the Guarantor and constitutes a valid and legally binding agreement of the Guarantor, enforceable in accordance with its terms.
     SECTION 4. Waiver. The Guarantor waives any notice with respect to any of the Obligations and this Guaranty (it being the understanding of the Agent and the Guarantor that this Guaranty is a guaranty of collection and not of payment).
     SECTION 5. No Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty or in respect of any security for the Obligations, by any payment made hereunder or otherwise.
     SECTION 6. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor herefrom, shall be effective unless the same is in writing and signed by the Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     SECTION 7. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing or by facsimile, telegraph or cable and mailed or sent or delivered as to each party hereto at the address for notices set forth under its name on the signature page hereof or, in the case of each party, at such other address as shall be designated by such party in a written notice to all other parties. All such notices and other communications shall be effective when received, and in the case of notice by facsimile, telegraph or cable, when sent, and upon receipt of an answer back, in each case addressed as set forth above.
     SECTION 8. No Waiver; Cumulative Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 9. Absolute and Continuing Guaranty. This Guaranty is an absolute and continuing guaranty and shall (a) remain in full force and effect until full payment of the Obligations or all amounts payable under this Guaranty, (b) be binding upon the Guarantor and its successors and assigns, and (c) inure to the benefit of the Agent and its successors and assigns.
     SECTION 10. Savings Clause. Nothing herein is intended to contract for, take, reserve, charge or receive interest or other consideration for the use, forbearance or detention of money at a rate in excess of the highest rate permitted by applicable laws (“Highest Lawful Rate”) nor shall the Guarantor be required to pay unearned interest.
     SECTION 11. Governing Law. This Guaranty shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     SECTION 12. Release of Claims. Guarantor hereby releases, discharges and acquits forever the Agent, the Lenders and their respective officers, directors, trustees, agents, employees and counsel (in each case, past, present or future) from any and all Claims existing as of the date hereof (or the date of actual execution hereof by Guarantor, if later). As used herein, the term “Claim” shall mean any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs or expenses (including court costs, penalties, attorneys’ fees and disbursements, and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise.

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the date first above written.

[Name of Guarantor]

By:
Name:
Title:

[Address of Guarantor]